                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
--------------------------------------------------------------------------------

                                    FORM SB-1
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                        (Post-Effective Amendment No. 1)


                             STEARNS & LEHMAN, INC.
                 (Name of small business issuer in its charter)

            Ohio                           2087                  34-1579817
            ----                           ----                  ----------
  (State or jurisdiction of    (Primary Standard Industrial   (I.R.S. Employer
incorporation or organization)  Classification Code Number)  Identification No.)

                               30 Paragon Parkway
                              Mansfield, Ohio 44903
                                  419/522-2722
          (Address and telephone number of principal executive offices)

                                                            Copy to:
                                                            --------
    William C. Stearns, President                      Susan E. Brown, Esq.
         30 Paragon Parkway                      Vorys, Sater, Seymour and Pease
        Mansfield, Ohio 44903                               Box 1008
            419/522-2722                               52 East Gay Street
(Name, Address and telephone number of              Columbus, Ohio 4316-1008
          agent for service)                               614/228-4546

Approximate date of proposed sale to the public: As soon as practical after this Post-Effective Amendment No. 1 to Form SB-1 Registration Statement becomes effective.

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the offering. [ ] __________________

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] __________________

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

Disclosure alternative used (check one):  Alternative 1       Alternative 2  X
                                                        ---                 ---

PROSPECTUS
----------

                             STEARNS & LEHMAN, INC.
                              390,127 COMMON SHARES

         Of the common shares of Stearns & Lehman, Inc., an Ohio corporation (the "Company"), covered by this Prospectus (the "Shares"), 34,950 Shares will be issued and sold by the Company upon the exercise of warrants (the "Underwriter Warrants") issued to Quantum Capital Corporation (the "Underwriter" or "Quantum"), as part of the Underwriter's compensation in connection with the Company's initial public offering of its common shares (see "Description of Underwriter Warrants"); 23,456 Shares will be issued and sold by the Company on exercise of certain other outstanding warrants (the "Greystone Warrants") originally issued to Greystone Resources Investment, Inc. ("Greystone") (see "Description of the Greystone Warrants") and 331,721 Shares will be sold by certain shareholders of the Company (the "Selling Shareholders"). See "Selling Shareholders".

         The Underwriter Warrants may be converted into 34,950 Shares at an exercise price of $5.75 per Share. The Underwriter Warrants will expire October 23, 2001, if not exercised. See "Description of Underwriter Warrants." The Greystone Warrants may be converted into 23,456 Shares at an exercise price of $3.00 per Share. The Greystone Warrants will expire May 4, 1998, if not exercised. See "Description of the Greystone Warrants."

         The Selling Shareholders may sell the Shares being offered hereby in transactions on the NASDAQ SmallCap Market, in negotiated transactions or otherwise, at market prices prevailing at the time of the sale or at negotiated or fixed prices. The Selling Shareholders may sell some or all of the Shares in transactions involving broker-dealers, who may act either as agent or principal. The aggregate proceeds to the Selling Shareholders will be the sales price of the Shares less the aggregate commissions and discounts, if any, and other expenses of issuance and distribution not borne by the Company. None of the proceeds from the sale of the Shares by the Selling Shareholders will be received by the Company. The Company will pay substantially all of the expenses to be incurred, including those to be incurred by the Selling Shareholders, in connection with the Registration Statement of which this Prospectus is a part (other than such commissions and discounts). See "Selling Shareholders."

         The Selling Shareholders and any agents, dealers or underwriters that participate with the Selling Shareholders in the distribution of the Shares may be deemed to be "underwriters" within the meaning of the Securities Act of 1933, as amended (the "Securities Act"), and any discounts, commissions or concessions received by them and any profit on the resale of the Shares purchased by them may be deemed "underwriting commissions or discounts" under the Securities Act.

         Since December 17, 1996, the common shares of the Company have been traded on the NASDAQ SmallCap Market. On November 21, 1997, the closing price for such common shares was $6.00 per share. See "Market for Common Shares."

         AN INVESTMENT IN THE SHARES INVOLVES A HIGH DEGREE OF RISK. SEE "RISK FACTORS" ON PAGES 5 THROUGH 10 OF THIS PROSPECTUS.

THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION DOES NOT PASS UPON THE MERITS OF OR GIVE ITS APPROVAL TO ANY SECURITIES OFFERED OR THE TERMS OF THE OFFERING, NOR DOES IT PASS UPON THE ACCURACY OR COMPLETENESS OF ANY PROSPECTUS OR OTHER SELLING LITERATURE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                The date of this Prospectus is November 26, 1997

         The Company is subject to the informational requirements of the Securities and Exchange Act of 1934, as amended, and in accordance therewith, files periodic reports, proxy and information statements and other information with the United States Securities and Exchange Commission ("Commission"). Such reports, proxy statements and other information can be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's regional offices located at Northwestern Atrium, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and Seven World Trade Center, Suite 1300, New York, New York 10048. Copies of such material can be obtained at prescribed rates from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549. The Commission maintains a web site that contains reports, proxy, information statements and other information regarding registrants that file electronically with the Commission. The Commission's web site address is: http://www.sec.gov. Reports, proxy statements and other information concerning the Company also may be inspected at the offices of the National Association of Securities Dealers, Inc. at 1735 K Street, N.W., Washington, D.C. 20006.

         The Company has filed with the Commission a Registration Statement on Form SB-1 pursuant to Regulation S-B of the Rules and Regulations under the Securities Act. This Prospectus omits certain information contained in the Registration Statement and reference is hereby made to the Registration Statement and the exhibits thereto for further information with respect to the Company and the Shares. Statements contained herein concerning provisions of any document filed as an exhibit are not necessarily complete and, in each instance, reference is made to the copy of each document filed as an exhibit to the Registration Statement. Each such statement is qualified in its entirety by such reference.

         The Company will provide without charge to each person that receives a Prospectus, upon written or oral request, a copy of any information that is incorporated by reference in the Prospectus, not including exhibits to the information that is incorporated by reference unless the exhibits themselves are specifically incorporated by reference. Requests for information should be directed to Stearns & Lehman, Inc., 30 Paragon Parkway, Mansfield, Ohio 44903,
Attention: Mr. William C. Stearns, 419/522-2722.

         The fiscal year end of the Company is April 30. The Company intends to furnish its shareholders with annual reports containing financial statements audited by independent auditors and such other interim reports as it may determine to furnish or as may be required by law.

         In connection with this offering, no person has been authorized to give any information or to make any representations other than those contained in this Prospectus and, if given or made, such other information or representations should not be relied upon as having been authorized by the Company. This Prospectus does not constitute an offer to sell or a solicitation of any offer to buy Shares in any state where the offer and sale of the Shares is not lawful. The delivery of this Prospectus at any time does not imply that the information herein is correct as of any time subsequent to the date hereof.

                                TABLE OF CONTENTS
                                -----------------

                                                                                                               PAGE
                                                                                                               ----
PROSPECTUS SUMMARY...............................................................................................4

RISK FACTORS.....................................................................................................5

DESCRIPTION OF UNDERWRITER WARRANTS.............................................................................10

DESCRIPTION OF GREYSTONE WARRANTS...............................................................................11

SELLING SHAREHOLDERS............................................................................................12

PLAN OF DISTRIBUTION BY SELLING SHAREHOLDERS....................................................................14

USE OF PROCEEDS TO ISSUER.......................................................................................15

DESCRIPTION OF BUSINESS.........................................................................................15

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATION............................22

DESCRIPTION OF PROPERTY.........................................................................................30

DIRECTORS, EXECUTIVE OFFICERS AND SIGNIFICANT EMPLOYEES.........................................................31

REMUNERATION OF DIRECTORS AND OFFICERS..........................................................................33

SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN SECURITY HOLDERS...................................................34

INTEREST OF MANAGEMENT AND OTHERS IN CERTAIN TRANSACTIONS.......................................................35

MARKET FOR COMMON SHARES........................................................................................35

DESCRIPTION OF SECURITIES.......................................................................................36

SIGNIFICANT PARTIES.............................................................................................38

RELATIONSHIP WITH ISSUER OF EXPERTS NAMED IN REGISTRATION STATEMENT.............................................40

LEGAL PROCEEDINGS...............................................................................................40

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES.............................40

EXPERTS.........................................................................................................41

INDEX TO FINANCIAL STATEMENTS..................................................................................F-i

                               PROSPECTUS SUMMARY
                               ------------------

         The following summary is qualified in its entirety by the more detailed information and financial statements appearing elsewhere in this Prospectus.

                                   THE COMPANY
                                   -----------

         Stearns & Lehman, Inc. (the "Company") is engaged in the business of manufacturing and marketing specialty food products, including coffee and espresso flavorings, syrups, oils and toppings, extracts, flavorings, sauces, dressings and specialty sugars. The Company manufactures and sells products under its own brand names, including DOLCE(R), FLAVOR-MATE(R) and Grandma's Choice, and manufactures private label products for various national accounts.

         The Company was incorporated under the laws of the State of Ohio on March 14, 1988. The Company's address is 30 Paragon Parkway, Mansfield, Ohio 44903. Its telephone number is 419/522-2722. The Company's fiscal year ends on April 30 of each year.

                                  THE OFFERING
                                  ------------

COMMON SHARES OFFERED               34,950 Shares at $5.75 per Share upon
                                    exercise of Underwriter's Warrants; 23,456
                                    Shares at $3.00 per share upon exercise of Greystone Warrants; 331,721 Shares by the
                                    Selling Shareholders

COMMON SHARES ISSUED AND            3,272,665
OUTSTANDING AS OF NOVEMBER
26, 1997

PROCEEDS TO THE COMPANY             The proceeds to the Company from the
                                    exercise of the Underwriter Warrants and the Greystone Warrants will be $271,330.50; the Company will not receive any proceeds from the sale of Shares offered by the Selling
                                    Shareholders.

ANTICIPATED USE OF PROCEEDS BY      Expenses of offering (estimated to be
COMPANY                             $20,000), working capital and general
                                    business purposes.

RISK FACTORS                        An investment in the Shares is speculative
                                    and should be considered only by those
                                    persons who are able to bear the economic risks of an investment in the Company for an indefinite period of time. See "RISK
                                    FACTORS"

                                  RISK FACTORS
                                  ------------

         In addition to the other information in this Prospectus, the following risk factors should be considered in evaluating the Company and its business before purchasing the Shares offered hereby.

POSSIBLE INADEQUACY OF FUNDS
----------------------------

         The Company believes that it can normally operate and manage its business for a period of two to three years at fiscal year 1997 sales levels, current selling prices and current manufacturing costs. However, no assurance is given that such will be the case and, in fact, the Company may require additional financing. If the Company does require such additional financing, there is no assurance that financing will be available in the amount required or, if available, that it can be obtained on terms satisfactory to the Company. The Company has financed much of its past growth and operations by sales of its common shares and convertible debentures. There can be no assurance that the Company will continue to seek debt or equity capital or use any other method of financing. See "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATION-Plan of Operation, Results of Operations for the years ended April 30, 1997 and 1996, Results of Operations for the years ended April 30, 1996 and 1995, Results of Operations for the three months ended July 31, 1997 and 1996, and Liquidity and Capital Resources" sections herein.

DEPENDENCE ON KEY PERSONNEL
---------------------------

         The success of the Company's business depends in large part on its ability to retain the services of William C. Stearns, the Company's President. Mr. Stearns currently does not have an employment agreement or noncompetition agreement with the Company. The loss of his services or the inability of Mr. Stearns to demonstrate the managerial skills and capabilities required could have a material adverse effect on the operations of the Company. In the event of the loss of Mr. Stearns, it could prove difficult to replace him. The Company carries and pays for a "key man" life insurance policy on Mr. Stearns in the amount of $1,000,000, and as one of the named beneficiaries, is entitled to ninety percent (90%) of the benefits of such insurance policy. Sally A. Stearns, the Company's Vice President-Finance and Secretary, and wife of Mr. Stearns, is the other named beneficiary of Mr. Stearns' insurance policy and is entitled to ten percent (10%) of the benefits of such insurance policy. The Company also carries and pays for a "key man" life insurance policy on Ms. Stearns in the amount of $500,000 and is entitled to eighty percent (80%) of the benefits of such policy. Mr. Stearns is the other named beneficiary of Ms. Stearns' policy and is entitled to receive the remaining twenty percent (20%) of the benefits of such insurance policy.

PRODUCTS LIABILITY AND PRODUCT RECALLS
--------------------------------------

         The Company believes that it utilizes adequate quality assurance standards in connection with the production of its products. However, in the event that a batch or shipment of product were to become spoiled or contaminated for any reason and a customer became ill due to his or her consumption of the product, the Company may be subject to a product liability or other claims by the customer and/or regulatory agencies. The Company carries product liability insurance in the amount of $4,000,000 and product recall insurance in the amount of $100,000, each of which it believes to be sufficient to protect against such claims. This belief is based on an assessment of the Company's risks conducted by the Company and the Company's insurance broker. Such assessment included the review of the Company's distribution channels, sales level, quality assurance procedures, Hazard Analysis Critical Control of Points (HACCP) Program, manufacturing and warehouse facilities, along with the type of products made by the Company, including associated raw materials and known environmental conditions. However, in the event damages would be awarded against the Company in excess of such insurance coverage, the Company would be adversely affected. Further, in the event that a batch or shipment of product were to become spoiled or contaminated for any reason, the Company may be forced to recall and destroy its existing inventory of such product at a significant cost and cease production of the product until the cause of such spoilage or contamination is determined. Such event would delay the production and shipment of the product to the Company's customers and could adversely affect the Company.

COMPETITION
-----------

         There are several companies engaged in businesses similar to or competitive with the business of the Company, and there may be more entering the field. As a consequence, there is no assurance that the Company will be able to successfully compete in the marketplace. Some of the competitors such as R. Torre of San Francisco and DaVinci of Seattle are older, more established companies whose products have been in the market for a number of years prior to the Company's introduction of flavoring syrups to the United States espresso industry. As all of the known competitors to the Company are closely-held private companies that do not divulge financial information to the public, management of the Company cannot estimate their competitive ability.

CONCENTRATION OF SALES
----------------------

         For the fiscal years ended April 30, 1997 and April 30, 1996, Starbucks Coffee Company ("Starbucks") represented 27% and 23% of the Company's total sales respectively. For the three months ended July 31, 1997 and July 31, 1996, Starbucks represented 37% and 29% of the Company's total sales, respectively. Starbucks represented 75% of the Company's sales from the Company's Kent, Washington facility for the year ended April 30, 1997 and 70% of the Company's sales from such facility for the three month period ended July 31, 1997. The loss of Starbucks as a customer could have an adverse impact on the profitability of the Company. On September 1, 1997, the Company renewed its written supply agreement with Starbucks for an initial term of two years, expiring on August 31, 1999. See "DESCRIPTION OF BUSINESS-Dependence on Major Customers" section herein.

LACK OF DIVERSIFICATION
-----------------------

         The Company's business is not diversified, relying predominantly upon the sale of its flavored syrups for its revenue. Revenue generation will be limited by the success of the Company in marketing these items. Since the Company's flavored syrups are sold primarily to specialty coffee companies, a significant portion of the Company's revenues are dependent upon the specialty coffee drink industry as a whole. Any health concerns with respect to coffee could have an adverse impact on coffee sales and the Company's profitability.

GENERAL ECONOMIC CLIMATE
------------------------

         The Company's operations are dependent upon the general economic climate of the specialty coffee industry. These risks would include, among other factors, any labor disputes or restrictions imposed by governmental authorities, changes in federal, state or local tax laws applicable to the Company, availability of working capital, consumer spending habits and fluctuations in the availability and pricing of coffee. The Company may not have adequate capital to survive prolonged work stoppages, strikes, lack of market acceptance or economic maladies in general. Raw material shortages and increases in raw material prices, taxes, energy and labor costs would adversely affect the Company.

LIMITATION ON TRANSFER OF SHARES
--------------------------------

         The Shares offered hereby have been registered with the United States Securities and Exchange Commission pursuant to the Securities Act and Regulation S-B promulgated thereunder and, as such, are freely transferable under the federal securities laws. However, the Shares have been registered only in Ohio, and may not be sold or otherwise transferred to persons who are residents of any state in which the Shares have not been registered unless they are registered under such state's securities laws or there exists an exemption from registration with respect to such sale or transfer.

PAST COMPLIANCE WITH SECURITIES LAWS.
-------------------------------------

         The Company has made several sales in the past of its securities and, in connection therewith, has made filings with the Commission and the Ohio Division of Securities. Although the Company has attempted to comply with all applicable securities laws and regulations with respect to such sales, there can be no assurance that such sales of securities by the Company were conducted in full compliance with such laws and regulations. At this time, the Company is unaware of any threatened stop-order or other administrative action regarding the disposition or trading of its securities by any governmental authority.

LIMITED PUBLIC MARKET
---------------------

         There is currently only a limited public market for the Company's common shares, which are traded on the NASDAQ SmallCap Market. On November 21, 1997, the closing price for the common shares was $6.00 per share. There can be no assurance that such public market will continue in the future. As of November 26, 1997, approximately 1,738,858 of the Company's currently outstanding common shares were freely tradeable. As of October 31, 1997, the Company had eight listed market makers, including Diversified Capital Markets, a division of the Underwriter ("DCM"). However, trading of the Company's common shares is sporadic and trading volume is very small. During the four weeks ended on October 31, 1997, the average weekly trading volume was 28,636 common shares.

         To continue to qualify for quotation on the NASDAQ SmallCap Market, the Company must maintain total assets of at least $2,000,000, total stockholders' equity of $1,000,000 and maintain a public float of not less than 500,000 common shares having a market value of at least $500,000. The Company must also maintain a minimum of 300 shareholders, 2 market makers and a per share bid price of at least $1.00 per share. There can be no assurance that the Company will be able to continue to meet such maintenance requirements.

         If the common shares of the Company are delisted and the market price of the common shares falls below $5.00 per share, resales of common shares may, subject to certain exemptions and exclusions, become subject to the Commission's Penny Stock Regulations, which impose certain special requirements on broker-dealers selling such low-priced securities and prevent broker-dealers from selling such low-priced securities to persons for whom such securities are deemed unsuitable.

         Although DCM is a market maker, neither it nor the Underwriter will participate in any market making activities for a period of nine (9) business days prior to the effective date of this offering and until it completes its participation in the offering, except for certain special circumstances permitted by governmental regulations. Consequently, there can be no assurance that an active trading market will continue during such period or be re-established.

         For all of the reasons set forth above, a purchaser of the Shares may not be able to liquidate his or her investment readily, if at all.

SHARES ELIGIBLE FOR FUTURE SALES
--------------------------------

         Of the 3,272,665 common shares of the Company outstanding at November 26, 1997, 1,735,858 common shares were freely tradeable, 1,492,132 common shares (including 1,482,126 common shares held by officers and directors) were "restricted" and/or "control" shares and could be sold under federal securities laws only pursuant to a registration statement under the Securities Act, an exemption from such registration or a transaction which satisfies all of the requirements of Rule 144 promulgated under the Securities Act ("Rule 144"), 35,913 common shares were underwriter's compensation and could be sold under federal securities laws only pursuant to a registration statement under the Securities Act, and 8,762 common shares were subject to escrow agreements and are freely tradeable when released from escrow. Rule 144 provides, in essence, that, with respect to shares acquired more than one year but less than two years ago from an issuer or an affiliate of an issuer in a private placement ("restricted shares") and shares held by affiliates of an issuer ("control shares"), a holder may only sell that number of shares in any three (3) month period which is equal to the greater of (a) one percent (1%) of the issuer's outstanding shares or (b) the average weekly volume of sales during the four calendar weeks preceding the sale.

         A total of 291,058 restricted and/or control shares and 35,913 common shares of underwriter's compensation have been registered for sale by the Selling Shareholders pursuant to this Prospectus. See "SELLING SHAREHOLDERS." As of the date of this Prospectus, of the remaining restricted and/or control shares, a maximum of 171,709 common shares currently may be sold under Rule 144 in a three month period.

         The sale of a substantial number of common shares of the Company, or the perception that such sales could occur, could adversely affect prevailing market prices for the common shares of the Company.

CONTROL BY WILLIAM C. STEARNS AND SALLY A. STEARNS
--------------------------------------------------

         Regardless of how many Shares are sold through this offering, effective control of the Company will still be maintained by William and Sally Stearns, who currently own approximately 39.7% of the total outstanding common shares of the Company. Mr. and Mrs. Stearns effectively control the election of directors of the Company and, thereby, the appointment of officers. Thus, Mr. and Mrs. Stearns have substantial influence on matters submitted to a vote of the Company's shareholders, including the sale or merger of the Company or a sale of substantially all of its assets.

NO DIVIDENDS
------------

         The Company has not paid any cash dividends during the last two fiscal years. The Company can make no assurances that the future operations of the Company will result in additional revenues, will be profitable or that there will be sufficient funds legally available for the distribution or payment of dividends. The Company has no legal obligation or contract to pay dividends and, should the operations of the Company be profitable, it is likely that the Company would retain much or all of its earnings in order to finance future growth and expansion. The Company's existing line of credit restricts the ability of the Company to declare and pay dividends. The Company does not presently intend to pay cash dividends, and it is not likely that any cash dividends will be paid in the foreseeable future.

GOVERNMENTAL REGULATION
-----------------------

         The manufacture and sale of the Company's products are subject to the jurisdiction of a variety of regulatory authorities, including, but not limited to, federal, state, county and city agencies administering laws and regulations relating to health, labor, taxation and the food industry. The Company is also subject to periodic inspections of its facilities by federal, state and local governmental agencies.

         The United States flavorings industry in general and the Company in particular are subject to the regulations set forth in Section 403 of the Food, Drug and Cosmetic Act which specifically establishes the Food & Drug Administration (FDA) and gives authority to the FDA to establish regulations governing food manufacture and distribution. This industry is governed by other agencies only as prescribed by the FDA and such Act. Specifically, the Company is required to comply with regulations set forth by the FDA in Title 21 of the Code of Federal Regulations. A few examples of such regulations are Good Manufacturing Practices (21 CRF 110) and Food Labeling (21 CFR 100).

EXERCISE OF WARRANTS AND ISSUANCE OF ADDITIONAL SHARES MAY HAVE DILUTIVE EFFECT
-------------------------------------------------------------------------------

         The exercise of the Underwriter Warrants and the Greystone Warrants will result in the dilution of the ownership interest in the Company held by its shareholders. Further, the exercise of the Underwriter Warrants and the Greystone Warrants and the sale of the Shares offered hereby could adversely affect the market price of the common shares of the Company.

NECESSITY FOR UPDATING REGISTRATION STATEMENT
---------------------------------------------

         So long as the Shares remain unsold in this offering, the Company will be required to file one or more Post-Effective Amendments to its Registration Statement to update the general and financial information contained in this Prospectus. These obligations could result in a substantial expense to the Company and could be a hindrance to any additional attempts of the Company to obtain financing.

ABILITY TO MANAGE GROWTH
------------------------

         The Company's future profitability will be subject to a number of risks, particularly those associated with managing its anticipated growth. The Company's ability to manage its anticipated growth will depend upon a number of factors, including hiring, training and retention of skilled management and other personnel; availability of adequate financing and other factors, many of which are beyond the Company's control. There can be no assurance that the Company will achieve its anticipated growth.

COMPLIANCE WITH BANK COVENANTS
------------------------------

         The Company currently has outstanding a mortgage note payable to First Knox National Bank ("First Knox") and has agreed to maintain certain financial ratios and comply with certain other covenants and requirements imposed by First Knox. There can be no assurance that the Company will be able to comply with the covenants and other requirements imposed on the Company by First Knox. The failure of the Company to comply with such requirements from First Knox, or any other future lender, may result in such lending institution requiring the immediate repayment of the Company's debt obligations which could adversely impact the Company's profitability.

PLEDGE OF ASSETS
----------------

         The Company has granted a security interest in all of its assets as collateral for the Company's existing line of credit. In the event a default occurs in connection with such line of credit, the secured party could foreclose on its security interest and force a sale of all of the Company's assets.

                       DESCRIPTION OF UNDERWRITER WARRANTS
                       -----------------------------------

         On October 22, 1996, the Company entered into an agreement with DCM pursuant to which the Company offered and sold, through DCM, on a "best efforts" basis, 349,495 common shares of the Company at $5.50 per share. DCM received a cash commission equal to 8% of the gross proceeds received from the sale of such shares and a non-accountable expense allowance of 2% of such gross proceeds. The Company also granted to DCM the Underwriter Warrants. The Company will issue 34,950 common shares to DCM upon exercise of the Underwriter Warrants. Each of the Underwriter Warrants entitles DCM to purchase one (1) common share of the

Company for an exercise price of $5.75 per share. The Underwriter Warrants became exercisable on October 22, 1997, and will expire on October 23, 2001, if not exercised. The Company agreed to indemnify DCM against certain civil liabilities, including liabilities under the Securities Act. The Company has been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

DCM
---

         In February of 1995, the Underwriter and DCM were organized through the acquisition of the assets of an existing broker-dealer in operation since 1987. All of the Underwriter's current management personnel were employed by the predecessor broker-dealer. (As used herein, "DCM" includes this predecessor broker-dealer.)

         DCM serves retail and institutional clients in both the private and public sector. DCM is active in the municipal and government securities dealer market and equity trading. DCM employs a staff of over twenty registered representatives and has over 3,000 retail clients. DCM is a member of the National Association of Securities Dealers, Inc., the Municipal Securities Rule Making Board, Securities Industry Association and Securities Investors Protection Corporation.

         Nancy A. Vargo is the President and Chief Executive Officer of DCM. Ms. Vargo is responsible for DCM's compliance program and all financial and regulatory reporting to the SEC, NASD and State of Ohio; analysis and monitoring of firm inventory; personnel; budgeting; and strategic planning. Ms. Vargo is a graduate of The Ohio State University and is registered with the National Association of Securities Dealers as a General Securities Representative, General Securities Principal, and Financial and Operations Principal.

         Thomas L. Dooley III is the Executive Vice President and Chief Operating Officer of DCM. Mr. Dooley operates the equity trading and investment banking departments of DCM and manages all aspects of DCM's retail sales. Mr. Dooley is a graduate of The Ohio State University where he received a Bachelor of Arts degree in Economics. Mr. Dooley currently holds National Association of Securities Dealers General Securities, General Principal, Financial and Operations Principal, and Municipal Securities Principal Licenses. Mr. Dooley is a Selling Shareholder. See "Selling Shareholders."

                        DESCRIPTION OF GREYSTONE WARRANTS
                        ---------------------------------

         The Company will issue 23,456 of the Shares upon the exercise of the Greystone Warrants. The Greystone Warrants were originally issued pursuant to the Warrant Agency Agreement and Underwriting Agreement between the Company and Greystone, dated April 1, 1992. The Greystone Warrants provide for an exercise price of $3.00 per share and will expire on May 4, 1998.

         The Greystone Warrants were originally issued to Greystone as underwriter's compensation and were subsequently distributed by Greystone to Ohio residents. Because the Greystone Warrants may have been distributed by Greystone in violation of federal and state securities laws and regulations, the Company, in 1996, gave all subsequent holders an opportunity to rescind their purchases and obtain a refund of the purchase price. The Company paid a total of $36,750 to such warrantholders who accepted the rescission offer. In connection with the rescission offer, the Company undertook to file a registration statement covering the Shares to be issued upon exercise of the remaining Greystone Warrants and to keep it effective until all of the Greystone Warrants have been exercised or have expired.

                              SELLING SHAREHOLDERS
                              --------------------

         The following table shows certain information regarding the beneficial ownership of Shares by each of the Selling Shareholders as of the date of this Prospectus.

                                       SHARES BENEFICIALLY OWNED          SHARES          SHARES BENEFICIALLY OWNED
                                         PRIOR TO THE OFFERING        OFFERED HEREBY           AFTER OFFERING
                                       -------------------------      --------------      -------------------------
BENEFICIAL OWNER                         NUMBER         PERCENT                            NUMBER          PERCENT
----------------                         ------         -------                            ------          -------
William C. and Sally A. Stearns         1,303,932        39.7%           281,058          1,022,874         31.3%
Thomas Dooley                              12,500          *              12,500                  0          0%
Quantum                                    12,500          *              12,500                  0          0%
Michael Patterson                           7,396          *               5,844              1,552           *
Lawrence A. Pabst                          12,750          *                 750             12,000           *
Lawrence A. Pabst, M.D., Inc.               4,640          *               1,000              3,640           *
Roger W. Syler                              3,000          *               3,000                  0          0%
Frank E. Duval                            120,000        3.7%              10,000           110,000         3.4%
Carlos Gamez                                  148          *                  148                 0          0%
Nancy Vargo                                 3,011          *                3,011                 0          0%
Thomas Daly                                 1,910          *                1,910                 0          0%

------------------

*     Less than 1%

         William C. Stearns is President, Treasurer and a director of the Company. Sally A. Stearns is Vice President, Secretary and a director of the Company. See "Directors, Executive Officers and Significant Employees."

         The Shares being sold by Mr. and Mrs. Stearns were subject to the terms and conditions of an Escrow and Subordination Agreement pursuant to which, in connection with the May, 1992 offering of common shares of the Company, Mr. and Mrs. Stearns placed 1,363,382 common shares of the Company owned by Mr. and Mrs. Stearns in escrow with First-Knox. The Escrow and Subordination Agreement provides that the escrowed shares shall not be assigned, sold, hypothecated, pledged, transferred or otherwise disposed of (except by will, descent or operation of law) until released from escrow. Under the terms of the Escrow and Subordination Agreement, shares subject to escrow thereunder may be released when the Company has provided to First-Knox and the Ohio Commissioner of Securities audited financial statements showing fully diluted net earnings of (a) twelve percent (12%) of the 1992 public offering price per share over any period of four consecutive quarters (i.e., $0.0975 per share) or (b) six percent (6%) of the 1992 public offering price per share over any period of eight consecutive quarters (i.e., $0.04875 per share). Absent fulfillment of the above-mentioned earn-out provisions, and pursuant to the terms of the Escrow and Subordination Agreement, on May 4, 1997, twenty-five percent (25%) of the total amount of escrowed shares (340,958 shares, which include the Shares being sold hereby by Mr. and Mrs. Stearns) were released automatically, and twenty-five percent (25%) increments shall be released on May 4, 1998, 1999 and 2000, respectively. As such additional shares are released from escrow, those shares will not be registered for sale pursuant to this Prospectus. The earnings required for release will be adjusted for stock splits, exchanges or reclassification.

         The common shares owned by Mr. and Mrs. Stearns, including the shares being sold hereby were subject to a Lock-Up Agreement with Quantum, dated October 22, 1996, which provides that Mr. and Mrs. Stearns can sell up to 68,170 common shares of the Company any time after such shares are released from the Escrow and Subordination Agreement. Such Lock-Up Agreement further provides that, until April 22, 1998, and after the sale of such 68,170 shares, Mr. and Mrs. Stearns are permitted to sell an additional 68,170 shares in such increments as would be permissible under the formula set forth in Rule 144 should such sale otherwise be permitted under applicable law. As of November 13, 1997, Quantum consented to the sale of the Shares owned by Mr. and Mrs. Stearns being sold hereby, provided the Shares are sold through transactions made in the public market and the sale price of the Shares is not less than $3.50 per Share.

         Between March and May of 1994, DCM was the placement agent for the Company's offering of $300,000 of subordinated convertible debentures (the "Debentures"). In March, 1994, in consideration for its services, DCM received a cash commission equal to 8% of the proceeds of the offering and a warrant to purchase 3,600 common shares of the Company at $5.75 per share. This warrant was subsequently transferred to Michael Veigel (979 common shares), Michael Patterson (1,552 common shares), Samuel Wareb (821 common shares) and William Johnston (248 common shares). Mr. Patterson is a principal of DCM and Mr. Johnston is an agent of DCM.

         Between October of 1994 and May of 1995, DCM acted as placement agent for the Company's offering of 390,000 common shares. On May 15, 1995, in consideration for its services, DCM received a cash commission equal to 8.8% of the proceeds from the offering and a warrant to purchase 13,561 common shares of the Company at $3.15 per share. This warrant was subsequently transferred to Messrs. Patterson (5,844 common shares), Wareb (2,258 common shares), Thomas Daly (1,910 common shares), Johnston (390 common shares), Carlos Gamez (148 common shares) and Ms. Vargo (3,011 common shares); Messrs. Patterson, Daly and Gamez and Ms. Vargo exercised their warrants.

         In January of 1995, the Company issued warrants to DCM to purchase up to 25,000 common shares of the Company for an exercise price of $3.50 per share. Such warrants were issued in accordance with the terms of a Representation and Services Agreement with DCM pursuant to which DCM assisted the Company in introducing, developing and securing strategic investment and marketing business relationships. Twelve thousand and five hundred (12,500) of these warrants were subsequently transferred to, and exercised by, Thomas Dooley, a principal of DCM.

         The 1,750 Shares being offered by Lawrence A. Pabst and Lawrence A. Pabst, M.D. Inc. and the 3,000 Shares being offered by Roger W. Syler were issued upon exercise of the Greystone Warrants. These Greystone Warrants were distributed by Greystone to Mr. Pabst and Mr. Syler and were subsequently exercised by Mr. Pabst and Mr. Syler on June 7, 1996 and January 27, 1997, respectively.

         The Company has issued warrants to purchase up to 28,798 common shares of the Company to certain of its Directors in consideration of services rendered to the Company. Warrants to purchase 15,000 common shares have an exercise price of $3.00 per share and expire ten (10) years from the date of issuance, if not exercised. The remaining 13,798 warrants have an exercise price of $5.50 per share and expire ten (10) years from the date of issuance, if not exercised. Ten thousand (10,000) of the Shares (those Shares offered hereby by Mr. Duval) represent the common shares of the Company issued to Directors upon exercise of these warrants. The registration of such Shares in connection with this offering will remove any Rule 144 restrictions upon the sale of such Shares.

                  PLAN OF DISTRIBUTION BY SELLING SHAREHOLDERS
                  --------------------------------------------

         The Shares being offered hereby will be sold by the Selling Shareholders for their own accounts. The Company will not receive any of the proceeds from the sale of such Shares. Each Selling Shareholder has agreed to indemnify the Company and its officers and directors against any losses, claims or damages arising out of any untrue statement of a material fact contained in this Prospectus or omission to state a material fact required to be contained herein, only to the extent that such untrue statement or omission relates to the Selling Shareholder or the manner of distribution of the Shares by the Selling Shareholder or was made in this Prospectus in reliance upon information furnished to the Company by the Selling Shareholders, or arises out of the failure of the Selling Shareholders to satisfy the prospectus delivery requirement under the Securities Act.

         The Selling Shareholders may sell the Shares being offered hereby from time to time in the over-the-counter market on the NASDAQ SmallCap Market, in negotiated transactions or otherwise, at market prices prevailing at the time of sale or at negotiated or fixed prices. The Selling Shareholders may sell some or all of the Shares in transactions involving broker-dealers who may act either as agent or principal, and who may receive compensation in the form of discounts, commissions or concessions from the Selling Shareholders or the purchaser of the Shares for whom such broker-dealers act as agent or to whom they sell as principal, or both.

         The Selling Shareholders and any underwriters, dealers or agents that participate with the Selling Shareholders in the distribution of the Shares offered hereby may be deemed to be "underwriters" under the Securities Act, and any profit on the resale of the Shares purchased by them and any discounts, commissions or concessions received by any such underwriters, dealers or agents may be deemed to be "underwriting discounts and commissions" under the Securities Act.

         The Selling Shareholders have advised the Company that no agreement exists with any broker-dealer with respect to the sale of the Shares offered hereby. At the time a particular offer of the Shares is made and upon receipt of notice of the same by the Company from the Selling Shareholders, a supplement to this Prospectus will be filed, if required, pursuant to Rule 424(c) under the Securities Act, which will set forth the aggregate number of Shares being offered and the material terms of the offering, including the name or names of any underwriters, dealers or agents, the purchase price to be paid by any underwriter or dealer for the Shares purchased from the Selling Shareholders, any discounts, commissions or concessions allowed or reallowed or paid to dealers, the proposed selling price to the public and other facts material to the transaction.

         For purposes of this Prospectus, the term "Selling Shareholder" may include persons who receive Shares from a named Selling Shareholder as a gift or after a default in a bona fide pledge.

                            USE OF PROCEEDS TO ISSUER
                            -------------------------

         The proceeds to the Company from the exercise of the Underwriter Warrants and the Greystone Warrants will be $271,330.50. After deducting estimated expenses of $20,000, the proceeds will be added to the working capital of the Company and used for general business purposes.

         The Company will not receive any proceeds from the sale of the Shares being offered by the Selling Shareholders. See "Selling Shareholders."

                             DESCRIPTION OF BUSINESS
                             -----------------------

GENERAL
-------

         The Company is an Ohio corporation headquartered in Mansfield, Ohio. The Company was organized on March 14, 1988 and is engaged in the business of manufacturing and marketing specialty food products, including coffee and espresso flavorings, syrups, oils and toppings, extracts, flavorings, sauces, dressings and specialty sugars. The Company sells its products throughout the United States and in certain foreign countries, including Canada, Chile, Mexico, Australia, New Zealand, England, Finland, Spain, Singapore, Korea and Japan.

         Since its incorporation in 1988, the Company has grown from providing a single product line and having two employees, to being a major manufacturer and supplier of flavoring syrups for the specialty coffee industry with 46 employees. The Company's customer list includes a number of America's top specialty coffee retailers and restaurants including Starbucks, Barnie's Coffee & Tea Company, The Coffee Beanery, Darden Restaurants Inc.'s The Olive Garden Italian Restaurant, Flagstar Cos. Inc.'s Denny's Restaurant, Gloria Jeans Gourmet coffee, Godiva Chocolatier, Inc., Kraft General Foods, Krups, Sara Lee's Superior Coffee Division, and Sysco Food Service. The Company does not have any long-term supply agreements with any of these customers except Starbucks. The Company believes that its success in obtaining these accounts is attributable to the Company's emphasis on quality, dependable service and innovation.

HISTORY OF OPERATIONS
---------------------

         In 1988, the Company commenced production of a single consumer product line, Grandma's Choice flavorings and extracts for baking and cooking. The Company initially employed two persons and leased 1,200 square feet of space in Mansfield, Ohio. In early fiscal 1993, the Company introduced its DOLCE(R) product line of flavoring syrups, which consists of over 30 sweetened liquid flavorings offered in three different sizes. The Company also started manufacturing of flavoring syrups under private labels for various national accounts, including several large North American based food companies. Flavoring syrups are used to flavor coffee, iced tea, espressos, cappuccinos, ice cream and specialty drinks. In April 1994, the Company acquired by merger Select Origins, Inc., a New York corporation which was also engaged in the manufacture and marketing of specialty food products.

         On September 1, 1994, the Company entered into a written private label supply agreement with Starbucks to develop and manufacture certain flavored coffee syrups. On September 1, 1997, the Company and Starbucks renewed such agreement. This agreement is an exclusive supplier agreement with Starbucks to supply defined flavored syrups meeting certain specifications and complying with defined inspection and testing procedures. In order to meet the increased production and warehousing requirements, in March, 1995 the Company leased approximately 18,000 square foot of manufacturing and warehouse space near Seattle, Washington.

         In light of the success of the DOLCE(R) product line and the associated private label products, in late 1995, the Company began to expand the FLAVOR-MATE(R) product line to include syrups, sugars and toppings. In February, 1996, the Company introduced a line of sugar free flavored syrup products under the DOLCE(R) brand name and under certain private label brands as well.

INDUSTRY OVERVIEW
-----------------

         The U.S. flavorings industry expanded rapidly after World War II. Today, over 80% of packaged foods contain flavor additions. Approximately 5% of flavor additions are from natural sources. Ninety-five percent are "imitation" as defined by the Food and Drug Administration (the "FDA"). The Company produces several "natural" or "pure" products. Natural/pure classification is regulated by the FDA. A pure extract is obtained directly from the food item (e.g. vanilla or coffee beans, nuts, fruit) through use of a solution with a 35% alcohol content. A natural flavor is obtained by extracting essential flavor-bearing oils from botanical sources (e.g. peppermint leaves, orange and lemon peels).

         By contrast, artificial or imitation flavors are created by blending aromatic chemicals to which natural flavors are sometimes added. Imitation flavors commonly contain propylene glycol and/or glycerin, which are heavier and less volatile than alcohol and will not evaporate during cooking. Because of their resistance to heat, imitation products can deliver more consistent flavor and greater retention of aromatic properties than natural flavors. Conversely, the alcohol contained in extracts or natural flavors helps prevent freezing and spoilage. The Company produces both natural and imitation flavored products in order to meet the various needs of consumers.

PRINCIPAL PRODUCTS AND THEIR MARKETS
------------------------------------

         Flavoring syrups are sold via six different product lines. The DOLCE(R) brand product line consists 36 flavors, all certified Kosher by the Orthodox Union(R), in four sizes. The DOLCE(R) brand also consists of eight sugar free flavors and seven granita syrups. The DOLCE(R) brand is distributed to the specialty coffee and the food service industries. The recently announced DiNATURA(TM) premium natural flavored brand consists of 14 flavors in two sizes. The recently announced Godiva Chocolatier Cafe' Godiva(R) brand name consists of four specialty chocolate flavors in three sizes. Both the DiNATURA(TM), when produced (see "DESCRIPTION OF BUSINESS-Status of New Products"), and the Godiva Chocolatier Cafe' Godiva(R) brands are for distribution to the specialty coffee and the food service industries. The FLAVOR-MATE(R) brand consists of 23 flavors in three sizes. The FLAVOR-MATE(R) brand also consists of eight sugar free flavors and seven granita syrups. The FLAVOR-MATE(R) brand is distributed through supermarkets and specialty food stores along with the food service industry. The Company also manufactures private label flavoring syrups for distribution direct to the private label customer. The primary use of flavoring syrups are to flavor beverages including coffee, tea, and espresso-based drinks. Granita flavoring syrups are used for granita machines and frozen blender drinks.

         The FLAVOR-MATE(R) line of concentrate flavoring products is sold in supermarkets throughout the United States. The product is available in 13 flavors, including amaretto, chocolate raspberry, dutch chocolate, french vanilla and orange cappuccino. FLAVOR-MATE(R) is packaged in a shatter resistant bottle with a resealable snap cap which allows users to create a variety of flavored coffee, tea or other beverages from a single unflavored pot. FLAVOR-MATE(R) products can also be used for cooking and baking purposes. FLAVOR-MATE(R) products are available in single flavor 12 packs or as an assortment of flavors in 12 flavor 48-packs.

         The Company's Grandma's Choice line includes extracts and flavorings for baking and cooking, available in individual single-flavor packages. The Company currently produces 14 different varieties of Grandma's Choice extracts and flavors, including almond, banana, butter, coconut, lemon, pineapple and vanilla.

         The Company currently produces Cod Liver Oil, Cherry Cod Liver Oil and Wheat Germ Oil for GNC(R) (General Nutrition Center). All three products are distributed through the GNC(R) distribution network for sale in GNC(R) retail stores. These products are directed to the health and natural food markets. The Company also bottles a Rice Bran Oil for distribution to supermarkets and specialty food stores and the food service industry. Rice Bran Oil is used as an alternative cooking and baking oil.

         The Company packages four different sugars and seven different toppings for use primarily in the espresso and food service industries. These sugars and toppings are also available in supermarkets and specialty food stores for consumer use in beverages and desserts. The sugars and toppings are available in the DOLCE(R) and FLAVOR-MATE(R) brand names.

         Cinnamon Sticks and Mulling Spices, packaged under the Select Origins(R) brand, are used with wine, cider and apple juice to create a fragrant beverage. These products are distributed through supermarkets and specialty food stores.

         My Hero(TM) Submarine Dressing is an all natural dressing for use on sandwiches, salads and pastas and for marinating. This product is distributed through supermarkets and specialty food stores.

STATUS OF NEW PRODUCTS
----------------------

         The Company announced two new product lines in fiscal year 1997. These lines are DiNATURA(TM) premium natural flavored syrups and the Godiva Chocolatier Cafe' Godiva(R) brand specialty chocolate flavored syrups. The Godiva Chocolatier Cafe' Godiva(R) brand specialty chocolate flavored syrups are in production and are currently being shipped. The DiNATURA(TM) premium natural flavored syrups are scheduled for production in the third or fourth quarter of fiscal year 1998. Development costs for new products were approximately $23,000 and $2,000 for the fiscal years ended April 30, 1997 and 1996 respectively. The Company anticipates additional capital expenditures of approximately $86,000 to start production of the DiNATURA(TM) premium natural flavored syrups.

PATENTS, TRADEMARKS AND LICENSES
--------------------------------

         The Company has obtained federal trademark protection for its DOLCE(R) and FLAVOR-MATE(R) products. The Company has also obtained federal trademark protection for SELECT ORIGINS(R), THE COOKING EXPERIENCE(R), SOPHISTICATED NIBBLES(R), STEARNS & LEHMAN(R), LIMITED HARVEST(R), and GIFT OF BRAN(R). The Company is in the process of obtaining federal trademark protection for its DiNATURA(TM) products. The Company keeps all of its proprietary information confidential and takes steps to insure that the results of its development activities (i) are not disclosed and (ii) remain protected under common law, including requiring certain of the Company's key employees to execute written agreements regarding trade secrets and certain restrictive covenants. There can be no assurances that technology and other information acquired by the Company pursuant to its development activities will constitute trade secrets under applicable laws. The Company currently has a license agreement with Godiva Chocolatier, Inc. to market and sell flavoring syrups to the specialty coffee industry under the Godiva Chocolatier Cafe' Godiva brand name. The Company does not hold any patents.

DISTRIBUTION AND MARKETING
--------------------------

         The Company has distribution arrangements with more than 70 distributors in the United States, Canada, England, New Zealand, Australia, Switzerland, Denmark and Mexico, most of which are members of the National Food Distributors Association. All sales to foreign and domestic distributors are conducted in U.S. currency. The majority of the distributors distribute directly to retailers, such as supermarket chains and specialty food stores. Utilizing a distributor enables the retailer to maximize efficient use of time and profit by shifting responsibility for stocking shelves, pricing product, rotating stock, providing shelf tags and maintaining inventory to the distributor. The distributor also coordinates in-store product demonstrations and removes damaged or unsalable products. The Company does not have any written supply agreements with its distributors. The Company periodically issues product price lists to all current distributors. The price list indicates the product price and payment terms of net 30 days with approved credit and freight F.O.B. Mansfield, Ohio. Any modification of price, payment terms or freight billing from the price list is made verbally between the distributor and the Company.

         The Company utilizes multiple distribution channels such as grocery distributors for supermarkets, specialty food distributors for supermarkets and specialty retailers, coffee distributors for coffee stores and retailers, and food service distributors for restaurants, to achieve penetration into the various market segments. The Company sells its products directly to such distributors for distribution.

         Utilization of a distribution network benefits the Company's consumer products by providing a product marketing and servicing conduit between the Company and retailers. The distributor introduces and sells the product to retailers, delivers the product, provides schematics for maximizing product sales and exposures and monitors market activity. Use of specialty food distributors lends a "service-oriented" aspect to the primary manufacturing business of the Company.

         The Company has established a second network of distributors for its DOLCE(R) flavored syrups product line. These distributors market the DOLCE(R) product line to the specialty coffee industry and food service accounts including restaurants, coffee houses, cart operations and specialty coffee retailers. These distributors take delivery of product by pallet load and re-distribute case quantities to their customers, also adding to the "service oriented" aspect of the Company's marketing.

         The Company has direct marketing and distribution arrangements with its private label customers. The Company does not utilize any other distribution network to service those customers.

SOURCES AND AVAILABILITY OF RAW MATERIALS
-----------------------------------------

         The Company's principal products consist primarily of liquid sucrose, flavors, packaging and water. The Company has its own water filtration system which is connected to municipal water supplies. The Company currently acquires its liquid sucrose from The Amalgamated Sugar Company. Liquid sucrose is readily available from several large sugar refiners. Flavors are obtained from a large number of specialty flavor companies. Each flavor is purchased from a sole source supplier and a change in the availability of a flavor or supplier could result in a delay in production and a change in the flavor profile of the end product. Packaging consists primarily of corrugated boxes, bottles and labels. The Company owns the tooling for boxes and labels and can obtain these materials from a large number of vendors. The primary bottle can be obtained from two vendors, Plaxicon and Plastipak. Most other bottles and containers used by the Company are readily available from a number of sources.

COMPETITION
-----------

         The specialty food products market is highly competitive and competition is likely to increase over time. There are no assurances that the Company will be able to continue to successfully compete in the industry. Several companies are engaged in business similar to or competitive with the business of the Company, and more may be entering the field. As a consequence, there is no assurance that the Company will be able to successfully compete in the marketplace. Some of the competitors such as R. Torre of San Francisco and DaVinci of Seattle are older, more established companies whose products have been in the market for a number of years prior to the Company's introduction of flavoring syrups to the United States espresso industry. As all of the known competitors to the Company are closely held private companies that do not divulge financial information to the public, it is impossible to estimate their competitive ability.

         The Company attempts to distinguish its position in the market place by delivering high quality products in innovative packaging and at a competitive price. The Company places a strong emphasis on establishing quality assurance standards and procedures that meet the same high standards established by the leaders in the entire food industry.

         The Company has the industry experience to create value added product marketing programs for its customers in addition to meeting the customers specific packaging and product needs. By having manufacturing facilities in both the eastern and western United States, the Company is unique in the flavoring syrup industry and is better equipped to meet customer service requirements. The Company also believes it is a leader in the flavoring syrup industry in using new materials and methods in packaging its products. Finally, the Company believes that through overall sales volume and production capacity, it can offer its products at highly competitive prices.

DEPENDENCE ON MAJOR CUSTOMERS
-----------------------------

         For the fiscal years ended April 30, 1997 and 1996, Starbucks represented 27% and 23% of the Company's total sales, respectively. For the three months ended July 31, 1997 and July 31, 1996, Starbucks represented 37% and 29% of the Company's total sales, respectively. In addition, for the fiscal year ended April 30, 1997, Starbucks represented 75% of the sales from the Company's Kent, Washington facility and 70% of the sales from such facility for the three month period ended July 31, 1997. The Company's six major customers represent approximately 47% and 42% of the Company's total sales, respectively, for the fiscal years ended April 30, 1997 and 1996. For the three months ended July 31, 1997 and July 31, 1996, the Company's six major customers represented 60% and 53% of the Company's total sales, respectively. However, other than Starbucks, no other customer exceeded 8% of the Company's total sales in fiscal year 1996 or 1997.

         If the Company lost the Starbucks' business, the current estimated reduction in net income before taxes would be approximately $500,000. The loss in revenue would be significantly offset by a reduction in overhead. The majority of the reduction in overhead would result from the expected closure of the Washington facility. The Company would have to reposition its West Coast marketing efforts to compensate for this closure. However, because only approximately

6% of the Company's non-Starbucks business is serviced from this facility, the potential impact of this closure would be minimal.

         The Company has a written supply agreement through August 31, 1999 with Starbucks. This exclusive supplier agreement details the manufacturing of flavored syrups meeting certain specifications and complying with defined inspection and testing procedures. The price of the syrups are defined within the agreement, along with a mechanism for price increases associated with increased production costs. Under this agreement, payment for products are required to be made within 30 days upon receipt of invoice. Both the Company and Starbucks can cancel this agreement with 60 days written notice for price disagreements and Starbucks can cancel this agreement with 90 days written notice if the Company does not match a lower price from a competitor.

OPERATIONS AND MANAGEMENT/EMPLOYEES
-----------------------------------

         As of October 31, 1997, the Company employed 46 people, all of which are full-time employees. All employees are not unionized and the Company's management is unaware of any efforts by its employees to unionize.

         The Company adopted the 1994 Stock Option Plan (the "Plan") to help attract and retain employees. at the Company's annual meeting of shareholders held on March 31, 1994. As of November 26, 1997, the Company has not issued any options under the Plan. The Company is authorized to, and in the future may issue up to 275,000 common shares, no par value (the "common shares of the Company") under the plan.

GOVERNMENTAL REGULATION
-----------------------

         The manufacture and sale of the Company's products are subject to the jurisdiction of a variety of regulatory authorities, including, but not limited to, federal, state, county and city agencies administering laws and regulations relating to health, labor, taxation and the food industry. The Company is also subject to periodic inspections of its facilities by federal, state and local governmental agencies.

         The United States flavorings industry in general and the Company in particular are subject to the regulations set forth in Section 403 of the Food, Drug and Cosmetic Act which specifically establishes the FDA and gives the FDA authority to establish regulations governing food manufacture and distribution. This industry is governed by other federal agencies only as prescribed by the FDA and such Act. Specifically, the Company is required to comply with regulations set forth by the FDA in Title 21 of the Code of Federal Regulations. A few examples of such regulations are Good Manufacturing Practices (21 CRF110) and Food Labeling (21 CFR100).

         The Company is also subject to and continues to monitor compliance with the Federal Nutrition Labeling Act of 1990. In addition, the Company has established a volunteer Hazard Analysis Critical Control Points (HACCP) Program similar to the FDA Seafood HACCP regulations.

         The Company believes it is in that compliance with applicable government regulations, including environmental, and these regulations are elementary to its normal manufacturing practices. Consequently, the Company incurs minimal additional costs to comply with these regulations.

NOTES PAYABLE
-------------

         The Company issued a $750,000 mortgage note payable to First Knox collateralized by the real estate located at 30 Paragon Parkway Road in Mansfield, Ohio and by substantially all the assets of the Company. Construction of the Company's new facility was substantially completed on August 16, 1997. The mortgage note is payable in monthly installments of $9,652.28, including variable interest at a rate of 9.25%. Final payment will be due on September 30, 2007. The interest rate cannot change more than once every year and is based upon 0.75% over the Wall Street Journal Prime rate. The Wall Street Journal Prime rate as of November 24, 1997 was 8.5%. All tangible property must be fully insured. The financial covenants and ratios imposed by First Knox with respect to such notes are as follows:

         The Company must maintain (i) a minimum tangible net worth of not less than $3,500,000.00, (ii) Working Capital in excess of $500,000.00, (iii) a ratio of liquid assets to current liabilities in excess of 0.60 to 1.00 and (iv) a ratio of current assets to current liabilities in excess of 1.45 to 1.00.

         The term "Tangible Net Worth" means the Company's total assets excluding all intangible assets (i.e., goodwill, trademarks, patents, copyrights, organizational expenses and similar intangible items, but including leaseholds and leasehold improvements) less total Debt. The term "Debt" means all of the Company's liabilities excluding Subordinated Debt. The term "Subordinated Debt" means indebtedness and liabilities of the Company which have been subordinated by written agreement to indebtedness owed by the Company to the Lender in form and substance acceptable to the Lender. The term "Working Capital" means the Company's current assets, less the Company's current liabilities. The term "Liquid Assets" means the Company's accounts receivable plus cash on hand plus the Company's readily marketable securities. Except as provided above, all computations made to determine compliance with the requirements contained in this paragraph shall be made in accordance with accounting principles acceptable to the Lender, applied on a consistent basis, and certified by the Company as being true and correct.

                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                     ---------------------------------------
                       FINANCIAL CONDITION AND RESULTS OF
                       ----------------------------------
                                    OPERATION
                                    ---------

PLAN OF OPERATION
-----------------

         The following discussion of results of operations and financial condition contains forward-looking information that involves risks and uncertainties. The Company's actual results could differ materially from those anticipated. Factors that could cause or contribute to such differences include, but are not limited to, development activity and construction process risks, availability of financing for development, government regulations, competition, and issues related to managing rapid growth and business expansion. See also, "RISK FACTORS."

         The Company's plans, for the fiscal year ending April 30, 1998, include increasing market penetration of the DOLCE(R) and The Godiva Chocolatier Cafe' Godiva brands of flavoring syrups, initiating production of and developing the market for the DiNATURA(TM) premium natural flavored syrups, installing a new manufacturing and business computer system and enhancing revenue growth through strategic acquisitions.

         During the quarter ended July 31, 1997, the Company completed moving its executive offices, warehouse operations and the production of flavoring based products into its new manufacturing warehouse and executive office facility. The remaining production lines were moved during the month of August 1997 after the new facility was substantially completed.

         The Company intends to enhance the distribution of the DOLCE(R) brand of flavoring syrups by entering into master distributor relationships with large, financially sound organizations that have the resources to readily market the Company's products and order and receive product in larger quantities. As of November 24, 1997, the Company has 9 master distributors covering 12 states.

         The Company's view is that the flavoring syrup market is weak in brand name recognition. As a result, the Company initiated efforts to obtain partnering arrangements that enhance the brand name recognition of its products in addition to providing value services to the partnering entity. Currently, the Company has entered into a written agreement with Godiva Chocolatier, Inc. for the use of the Godiva Chocolatier Cafe' Godiva brand name. As of October 31, 1997, the Company's sales of Godiva Chocolatier Cafe' Godiva brand name syrups have been small but interest has been high and sales are expected to improve.

         The Company's planned DiNATURA(TM) premium natural flavored syrups is intended to be the "best in the class" and will enable the Company to cover all segments of the flavoring syrup market. It is anticipated that this product line coverage will eliminate the need for distribution channels to handle products from competitors. As of October 31, 1997, the packaging has been finalized, all production tooling is on order and development of final flavor profiles continue. Due to delays encountered with the tooling manufacturers, production of the DiNATURA(TM) premium natural flavored syrups is now expected in either the third or fourth quarter of fiscal year 1998. The Company anticipates an additional capital expenditure of approximately $86,000 to start production of the DiNATURA(TM) premium natural flavored syrups.

         The installation of a year 2000 compliant manufacturing and business computer system started during the month of August 1997. The startup of the general ledger and accounts payable occurred on November 1, 1997 with the remaining modules to be implemented by the end of the

Company's fiscal year. This system should enable the Company to reduce inventory carrying costs, improve production planning and customer deliveries and allow significant improvements in product and customer profitability analysis. The Company anticipates additional expenditures of approximately $100,000 for additional computer components and installation costs.

         The Company's plans also include evaluating and proceeding with strategic acquisitions to enhance revenue growth. Financing for acquisitions is expected to be in the form of notes payable with First Knox and with the principals of the acquired entities. It is expected that strategic acquisitions will add volume and will compliment the Company's existing product lines.

SELECTED SUMMARY FINANCIAL INFORMATION
--------------------------------------

FISCAL YEAR INFORMATION                 APRIL 30, 1997    APRIL 30, 1996      APRIL 30, 1995
CURRENT ASSETS                            $2,956,601        $1,889,929          $2,567,618

TOTAL ASSETS                              $5,780,362        $3,973,037          $4,211,961

CURRENT LIABILITIES                       $1,050,774        $1,417,743          $  924,388

TOTAL LIABILITIES                         $1,053,030        $1,562,243          $1,332,743

SHAREHOLDERS' EQUITY                      $4,727,332        $2,410,794          $2,879,218

TOTAL SALES                               $7,381,105        $5,514,753          $5,557,469

COST OF GOODS SOLD                        $5,432,588        $4,343,803          $3,935,180

SELLING, GENERAL AND ADMINISTRATIVE       $1,588,865        $1,774,118          $1,359,406
EXPENSES

NET INCOME (LOSS)                         $  402,272        $ (732,915)         $  156,718

EARNINGS (LOSS) PER SHARE                 $     0.13        $    (0.26)         $     0.06


SELECTED SUMMARY FINANCIAL INFORMATION
--------------------------------------

QUARTERLY INFORMATION FOR THE                 1ST QUARTER     4TH QUARTER      3RD QUARTER      2ND QUARTER     1ST QUARTER
SPECIFIED QUARTERS WITHIN                       FY 1998         FY 1997          FY 1997          FY 1997         FY 1997
INDICATED FISCAL YEARS ("FY")
CURRENT ASSETS                                 $2,555,962      $2,956,601       $3,762,852       $2,635,424      $2,022,950
TOTAL ASSETS                                   $6,187,156      $5,780,362       $5,987,157       $4,630,923      $4,075,008
CURRENT LIABILITIES                            $1,311,423      $1,050,774       $1,507,068       $1,674,796      $1,316,627
TOTAL LIABILITIES                              $1,421,709      $1,053,030       $1,540,377       $2,039,851      $1,711,315
SHAREHOLDERS' EQUITY                           $4,765,447      $4,727,332       $4,446,780       $2,591,072      $2,363,693

TOTAL SALES                                    $1,908,991      $1,888,778       $2,034,609       $2,117,080      $1,340,638
COST OF GOODS SOLD                             $1,440,283      $1,433,659       $1,475,180       $1,512,394      $1,011,355
SELLING, GENERAL AND ADMINISTRATIVE              $428,150        $412,495         $406,794         $408,321        $361,255
EXPENSES

NET INCOME (LOSS)                                 $38,115         $15,578         $211,666         $227,379        $(52,351)
EARNINGS (LOSS) PER SHARE                      $     0.01      $     0.00       $     0.07       $     0.08      $    (0.02)

RESULTS OF OPERATIONS FOR THE YEARS ENDED APRIL 30, 1997 AND 1996
-----------------------------------------------------------------

         Net sales for the fiscal years ended April 30, 1997 and 1996 were $7,381,105 and $5,514,753, respectively, which represents a 33.8% increase. For the fiscal year ended April 30, 1997, private label sales increased by 63.4% and Dolce(R) brand products increased by 20.7%, while the net sales of other Company products decreased by 21.7% compared to the fiscal year ended April 30, 1996. Private label, Dolce(R) brand products, and other Company products represented 68.9%, 16.3% and 14.8% of gross sales, respectively for the fiscal year ended April 30, 1997. The increase in private label sales was the result of significant sales growth by several of the Company's private label customers, and the Company's addition of several new private label customers. Dolce(R) brand products' sales increased primarily as a result of increased sales from the mid-west United States distributors. The net sales of other Company products decreased primarily due to a loss of a Flavor-Mate(R) customer in January, 1996. The Company was able to regain this Flavor-Mate(R) customer in January 1997. However the business lost during the interim period represented 13.1% of the decrease in other product sales. The remaining decrease in other product sales was related to dropping the Liquid Spice product line and large decreases in sales of the Gran'Mere's and Peppers and Salts product lines.

         As a result of the performance of the Dolce(R) branded products in the fiscal year ended April 30, 1997, the Company made changes in its sales staff and distributor program in February and March of 1997 to stimulate sales of this product line. In addition, the Company has also decided to dispose of the Gran'Mere's and Peppers and Salts product lines to improve performance in the other products sales category.

         The increase in sales volume in the fiscal year ended April 30, 1997 permitted the Company to better utilize its manufacturing facilities, resulting in cost of sales, as a percentage of net sales, decreasing to 73.6% compared to 78.8% for the fiscal years ended April 30, 1997 and 1996, respectively. Cost of sales increased by $1,088,785 for the current year compared to the fiscal year ended April 30, 1996. This increase primarily was a result of higher sales volume, resulting in increased material, freight-in, labor, and plant supply costs. The increase in cost of sales in the fiscal year ended April 30, 1997 was also the result of increased depreciation and the decision to increase product testing by Company personnel. In addition, tooling costs also increased as a result of new private label customers in the fiscal year ended April 30, 1997. These increases were partially offset by decreased costs associated with improved manufacturing controls resulting in lower scrappage, a decrease in the cost of product testing performed by outside services and a decrease in maintenance costs.

         Selling, general and administrative expenses decreased by 10.4% or $185,253 for the fiscal year ended April 30, 1997 compared to the fiscal year ended April 30, 1996. This decrease resulted from decreased participation in trade shows, decreased magazine advertising, the reduction of outside professional financial consulting services, less travel, a decrease in office supplies used, and lower bad debt expense. These decreases were offset by increases in payroll expenses incurred following the hiring of a Chief Financial Officer in January 1996, promotional costs, sales commissions as a result of a revised sales staff compensation program and higher sales volume, retail store product placement ("slotting") fees, personal property and real estate taxes, maintenance costs of the Company's computer system, and insurance and shareholder relations costs associated with the Company becoming a SEC reporting company.

         Interest expense for the fiscal year ended April 30, 1997 decreased by $8,754 compared to the fiscal year ended April 30, 1996. The decrease primarily reflects bank borrowings that were paid in full on November 6, 1996.

         The Company recorded a deferred income tax benefit of $101,972 for the year ended April 30, 1997. This benefit is a result of the reversal of a previously recorded valuation allowance due to the anticipated usage of the Company's net loss carry forwards.

         As a result of the foregoing, the Company reported net income of $402,372, or $0.13 per weighted average number of common shares of the Company outstanding, for the fiscal year ended April 30, 1997 compared to a net (loss) of ($732,915), or ($0.26) per weighted average number of common stock outstanding, for the fiscal year ended April 30, 1996. The weighted average number of common shares of the Company outstanding increased to 2,994,679 for the current year compared to 2,781,249 for the previous last year. The increase primarily reflects increased shares outstanding as a result of the Company's stock offering, warrants exercised, conversion of subordinated debt into common shares of the Company and treasury stock sold.

         Net income for the fourth quarter of the fiscal year ended April 30, 1997 was reduced because of year end inventory and deferred income tax adjusting entries. The amount of the year end inventory adjustment was approximately $18,000. The amount of the year end deferred income tax adjustment was $23,000.

         In February 1997, the Financial Accounting Standards Board issued SFAS No. 128, Earnings Per Share. SFAS No. 128, establishes standards for computing and presenting earnings per share (EPS) and supersedes APB Opinion No. 15, Earnings Per Share (Opinion 15). SFAS No. 128 replaces the presentation of primary EPS with a presentation of basic EPS which excludes dilution and is computed by dividing income available to common stockholders by the weighted average number of common shares outstanding during the period. This statement also requires dual presentation of basic EPS and diluted EPS on the face of the income statement for all periods presented. Diluted EPS is computed similarly to fully diluted EPS pursuant to Opinion 15, with some modifications. SFAS No. 128 is effective for financial statements issued for periods ending after December 15, 1997, including interim periods. Early adoption is not permitted and the statement requires restatement of all prior EPS data presented after the effective date.

         The Company will adopt SFAS No. 128 effective with the issuance of its third quarter results for the fiscal year ending April 30, 1998. Per share data calculated in accordance with this pronouncement for the years ended April 30, 1997 and 1996, are consistent with the current disclosures.

RESULTS OF OPERATIONS FOR THE YEARS ENDED APRIL 30, 1996 AND 1995
-----------------------------------------------------------------

         Net sales for the fiscal years ended April 30, 1996 and 1995 were $5,514,753 and $5,557,469, respectively, which represents a 0.8% decrease. For the fiscal year ended April 30, 1996, private label sales increased by 2.2% and Dolce(R) brand products increased by 10.5%, while the Net Sales of other Company products decreased by 7.5% compared to the fiscal year ended April 30, 1996. Private label, Dolce(R) brand products and other Company products represented 56.5%, 18.1% and 25.4% of gross sales, respectively for the fiscal year ended April 30, 1996 and 55.8%, 16.5% and 27.7% of gross sales, respectively for the fiscal year ended April 30, 1995. Private label sales generally increased by 13.8% for the fiscal year ended April 30, 1996, however a large decrease in sales to one customer resulted in the overall 2.2% increase. The decrease in private label sales to this one customer was a result of a special production run that occurred during the year ended April 30, 1995. Dolce(R) brand products sales increased primarily as a result of increased exposure from advertising and trade shows. The decrease in net sales of other Company products was the result of lower sales in most of the products within this category except for increases in the My Hero(TM) Submarine Dressing and FLAVOR-MATE(R) syrups product lines. The decrease in most of the other Company products was the result of the elimination of unprofitable marketing programs for the year ended April 30, 1996.

         As a result of performance of the other Company products for the fiscal year ended April 30, 1996, the Company decided to eliminate the Liquid Spice, Chile/Salsa Kits and the Herbs & Spices product lines to improve sales performance.

         The small decrease in sales volume and the additional expenses related to the opening and operations of the Washington manufacturing facility resulted in the cost of sales, as a percentage of net sales, increasing to 78.8% compared to 70.8% for the fiscal year ended April 30, 1996 compared to the fiscal year ended April 30, 1995. Cost of sales increased by $408,623 for the fiscal year ended April 30, 1996 compared to the fiscal year ended April 30, 1995. The increase in cost of sales was primarily the result of increased depreciation, additional expenses associated with the operation of the Washington facility, the startup and operation of the technical services staff and additional quality assurance testing.

         Selling, general and administrative expenses increased by 30.5% or $414,712 for the fiscal year ended April 30, 1996 compared to the fiscal year ended April 30, 1995. This increase resulted from expenses associated with developing a professional sales staff, expanded trade show costs, additional advertising expenses, increased usage of outside professional financial consulting services, increased travel, increased usage of office supplies, the hiring of a Chief Financial Officer in January 1996 and higher bad debt expense.

         Interest expense for the fiscal year ended April 30, 1996 increased by $6,903 compared to the fiscal year ended April 30, 1995. The increase primarily reflects increased bank borrowings that occurred from October 1, 1995 through April 30, 1996.

         The Company recorded a deferred income tax expense of $35,913 for the fiscal year ended April 30, 1996 compared to $49,869 in total income tax expense for the fiscal year ended April 30, 1995.

         As a result of the foregoing, the Company reported net loss of ($732,915), or ($0.26) per weighted average number of common shares of the Company outstanding, for the fiscal year ended April 30, 1996 compared to a net income of 156,718, or $0.06 per weighted average number of common shares of the Company outstanding, for the fiscal year ended April 30, 1995. The weighted average number of common shares of the Company outstanding increased to 2,781,249 for the fiscal year ended April 30, 1996 compared to 2,472,950 for the fiscal year ended April 30, 1995. The increase primarily reflects increased shares outstanding as a result of the private placement of common shares of the Company issued during the latter part the fiscal year ended April 30, 1995.

RESULTS OF OPERATIONS FOR THE THREE MONTHS ENDED JULY 31, 1997 AND 1996
-----------------------------------------------------------------------

         Net sales for the three months ended July 31, 1997 and 1996 were $1,908,991 and $1,340,638, respectively, which represents a 42.4% increase. For the three months ended July 31, 1997, private label sales increased by 52.4% and the net sales of other Company products increased by 48.6%, while DOLCE(R) brand products decreased by 5% compared to the three months ended July 31, 1996. Private label, DOLCE(R) brand products, and other Company products represented 71.7%, 15.2% and 13.1% of gross sales, respectively, for the three months ended July 31, 1997. The increase in private label sales was the result of strong sales growth by several of the Company's private label customers. DOLCE(R) brand products' sales decreased primarily as a result of a large 50 ml bottle gift pack customer order that the Company filled in July 1996 that was not repeated in the current fiscal year. The loss of this gift pack order offset gains made in the sales of DOLCE(R) brand products as a result of the Company's master distributor program. The net sales of other Company products increased primarily due to sales to a large Flavor-Mate(R) customer that was lost in January, 1996 and regained in January 1997.

         The increase in sales volume in the three months ended July 31, 1997 permitted the Company to better utilize its manufacturing facilities, however, inefficiencies caused during the move of the flavoring based product production lines resulted in cost of sales, as a percentage of net sales, remaining the same at 75.4% for the three months ended July 31, 1997 and 1996, respectively. Cost of sales increased by $428,928 for the three months ended July 31, 1997 compared to the three months ended July 31, 1996. This increase primarily was a result of higher raw material costs and higher sales volume, resulting in increased material, freight-in, labor, and plant supply costs. The increase in cost of sales in the three months ended July 31, 1997 was also the result of increased depreciation and utility costs. These increases were partially offset by decreased tooling costs as a result of fewer new private label customers in the three months ended July 31, 1997 compared to the same period in the previous year.

         Selling, general and administrative expenses increased by 18.5% or $66,895 for the three months ended July 31, 1997 compared to the three months ended July 31, 1996. This increase resulted from increased participation in trade shows, magazine advertising, promotional costs, outside professional auditing and legal services, travel costs, insurance expense, and additional marketing personnel. These increases were offset by decreases in telephone expense, postage expense and shareholder relations costs. Selling, general and administrative expenses, as a percentage of net sales, decreased to 22.4% compared to 26.9% for the three months ended July 31, 1997 and 1996, respectively.

         Interest expense for the three months ended July 31, 1997 decreased by $18,609 compared to the three months ended July 31, 1996. The decrease primarily reflects bank borrowings that were paid in full on November 6, 1996.

         The Company recorded a deferred income tax expense of $10,530 for the three months ended July 31, 1997. This expense was associated with the anticipated usage of the net operating loss carryforwards as a result of taxable income and the reversal of temporary differences for the three months ended July 31, 1997.

         As a result of the foregoing, the Company reported net income of $38,115, or $0.01 per weighted average number of the common shares of the Company outstanding, for the three months ended July 31, 1997 compared to a net
(loss) of ($52,351), or ($0.02) per weighted average number of common shares of the Company outstanding, for the three months ended July 31, 1996. The weighted average number of common shares of the Company outstanding increased to 3,226,752 for the three month period ended July 31, 1997 compared to 2,825,399 for the comparable three month period last year. The increase primarily reflects increased shares outstanding as a result of the Company's common share offering, warrants exercised and conversion of subordinated debt into common shares of the Company.

LIQUIDITY AND CAPITAL RESOURCES
-------------------------------

         On July 31, 1997, the Company's working capital was $1,244,539 with a working capital ratio of 1.95 to 1. The working capital and working capital ratio for the quarters ended April 30, 1997, January 31, 1997, October 31, 1996, July 31, 1996 and April 30, 1996 were $1,905,827 and 2.81 to 1, $2,255,784 and
2.50 to 1, $960,628 and 1.57 to 1, $706,323, and 1.54 to 1, and $472,186 and
1.33 to 1, respectively. The decrease in working capital for the three months ended July 31, 1997 was primarily a result of the Company's construction of the Company's new manufacturing, warehouse and executive office facility in Mansfield, Ohio.

         The Company's operating activities, for the three months ended July 31, 1997, provided net cash of $60,322. The Company used $864,551 to acquire equipment and to construct a new manufacturing and office facility in Mansfield, Ohio. The Company also increased its investment in life insurance policies by $10,773, and used $2,813 to make principal payments on capital leases. The Company received $151,000 from borrowing under a construction loan agreement and from the sale of equipment. Consequently, during this period, cash and cash equivalents decreased $666,815. The Company expects future operating activities to continue to provide cash for investing and financing activities. However, this cash may be insufficient to meet the Company's possible investing and financing activities.

         For the three months ended July 31, 1997 compared to the three months ended July 31, 1996, the Company has experienced an inflationary increase in the cost of one of its principal raw materials. The Company has raised the selling price of its products to cover this cost increase.

                             DESCRIPTION OF PROPERTY
                             -----------------------

EXECUTIVE OFFICE, MIDWEST MANUFACTURING AND WAREHOUSE FACILITY
--------------------------------------------------------------

         As of August 16, 1997, the Company moved into a new 50,000 square foot facility, located at 30 Paragon Parkway in Mansfield, Ohio. This facility, costing approximately $1,870,000, will serve as the Company's executive offices and the eastern United States manufacturing and warehouse facility. In addition to this facility, the Company owns a 12,600 square foot building at 64 Surrey Road in Mansfield, Ohio. This building is used for additional warehouse and storage space. The Company also owns a 10,000 square foot building at 52 Surrey Road. This building will be either sold or leased to a third party. The Company owns both Surrey Road buildings clear of debt and has a $750,000 mortgage note payable on the new facility.

WESTERN UNITED STATES MANUFACTURING AND WAREHOUSE FACILITY
----------------------------------------------------------

         In March, 1995, the Company entered into a three year lease, with an option to renew for an additional three year term, for a 18,000 square foot warehousing and manufacturing facility in Kent, Washington outside of Seattle. This facility is comprised of 12,000 square feet of warehouse space and 6,000 square feet of manufacturing space. The Company has installed over $200,000 of automated manufacturing equipment in this facility. The facility enables the Company to better serve its west coast customers and provides increased manufacturing capacity. The base rent for this facility is $6,372.00. In addition to base rent, the Company is responsible for real estate taxes and operating fees which, collectively, averaged $1,881.00 per month during the fiscal year ended April 30, 1997. The Company is also required to maintain public liability insurance.

EQUIPMENT AND ADEQUACY OF FACILITIES
------------------------------------

         The Company owns substantially all of the equipment at its executive offices and manufacturing and warehouse facilities. This includes five automated production lines. Four of these lines are located in Mansfield, Ohio with another located at the Kent, Washington facility. Both the new Mansfield, Ohio and the Washington facility have space for an additional automated production line. The Company believes that its facilities are adequate for its current and anticipated needs and are adequately covered by insurance.

             DIRECTORS, EXECUTIVE OFFICERS AND SIGNIFICANT EMPLOYEES
             -------------------------------------------------------

DIRECTORS AND EXECUTIVE OFFICERS
--------------------------------

         The following table contains the name, position, age and telephone number with the Company of each director and executive officer of the Company as of October 21, 1997. Their respective backgrounds are described following the table. Each of the executive officers devotes his or her full-time efforts to the affairs of the Company.

NAME                       POSITION                                    AGE      TELEPHONE NO.
----                       --------                                    ---      -------------
William C. Stearns         President, Treasurer and Director           45       419/522-2722
Sally A. Stearns           Vice President, Secretary and Director      37       419/522-2722
John A. Chuprinko          Chief Financial Officer                     42       419/522-2722
Frank E. Duval             Director                                    53       419/882-2314
Carter F. Randolph         Director                                    41       513/891-4227

WILLIAM C. STEARNS - PRESIDENT, TREASURER AND DIRECTOR
------------------------------------------------------

William C. Stearns is President, Treasurer and a Director of the Company. Mr. Stearns founded the Company in March of 1988 and has been its President and a Director since that time. Mr. Stearns attended both Cleveland State University and Baldwin-Wallace University and is a member of the Manufacturers' Board of Directors of the National Food Distributors Association and the National Association of Specialty Food Trade. Mr. Stearns is the husband of Sally A. Stearns.

SALLY A. STEARNS - VICE PRESIDENT, SECRETARY AND DIRECTOR
---------------------------------------------------------

Sally A. Stearns graduated from Bowling Green State University in June of 1982 with a Bachelor of Science Degree in Business Administration, with a major concentration in Human Resource Management. From October 1987 to February 8, 1989, she was a senior accountant for Autocall, Inc., a division of Federal Signal located in Shelby, Ohio. From February 18, 1989 to the present Ms. Stearns has served as Vice President, Secretary and a Director of the Company.

JOHN A. CHUPRINKO - CHIEF FINANCIAL OFFICER
-------------------------------------------

John A. Chuprinko is a graduate of The Ohio State University, where he obtained a Bachelor of Science Degree in accounting, and the United States Navy Supply School in Athens, Georgia. Mr. Chuprinko was hired as the Chief Financial Officer of the Company on January 10, 1996 and is a Certified Public Accountant. Mr. Chuprinko is the President of the Knox County, Ohio Airport Advisory Board and is a member and past Chairman of the Marion Technical College Accounting Advisory Committee. From October 1994 to January 1996, Mr. Chuprinko served as the Chief Financial Officer and Treasurer of Na-Churs Plant Food Company, a national manufacturing company with $18,000,000 in sales, located in Marion, Ohio. Prior to that position, Mr. Chuprinko was the Controller at The J.E. Grote Company, Incorporated in Blacklick, Ohio.

FRANK E. DUVAL - DIRECTOR
-------------------------

Mr. Duval has served as a Director of the Company since January 3, 1995. Mr. Duval has been the President of J&S Capital, Inc. since 1990 where he oversees a portfolio of real estate, limited partnership and stock and bond investments. Mr. Duval has a Bachelor of Science Degree in Education from the University of Buffalo. From 1979 to 1990, Mr. Duval served as President and Chief Executive Officer of International Automated Machines, Inc., a manufacturer of single service and portion control condiments. From 1973 to 1979, he served as President and Chief Executive Officer of United Wild Rice, Inc. Prior to 1973, Mr. Duval held various sales and marketing management positions with Ralston Purina, Wm. Underwood Company and Scott Paper Company. Mr. Duval is a member of the Board of Directors' Audit Committee.

CARTER F. RANDOLPH, PH.D. - DIRECTOR
------------------------------------

Dr. Randolph was appointed as a Director of the Company on March 29, 1996. Since 1987, Dr. Randolph has been the President of The Randolph Company, Inc. where he is responsible for the management of pension plans, foundations and trusts. From 1989 to the present, Dr. Randolph has been Executive Vice President and Trustee of the Green Acres Foundation where he is responsible for management, including all aspects of organization and operation of the private nonprofit foundation. Dr. Randolph has experience in the areas of estate planning, tax planning, IRS audit management, investment management, real estate management, farm management and property management. Dr. Randolph currently serves on the Board of Directors of Cintech Tele-Management Systems, Inc. Dr. Randolph is a member of the Board of Directors' Audit Committee.

SIGNIFICANT EMPLOYEES
---------------------

PHYLLIS J. THOMAS
-----------------

Ms. Thomas, age 43, has been employed by the Company since November 1993 and currently is the national sales manager responsible for managing the Company's sales department, including the coordination of the regional sales personnel and managing the Company's marketing efforts. Ms. Thomas is a graduate of Ashland University with a Bachelor of Science Degree in Business Administration. Prior to working for the Company, Ms. Thomas was a promotion specialist for R.J.R. Nabisco from 1990 to 1993.

F. MICHAEL DEMETER
------------------

Mr. Demeter, age 46, a 1974 graduate of Wayne State University in Detroit, Michigan, with a Bachelor of Arts Degree. in Business Administration, was hired by the Company as the Director of Operations on February 27, 1997. From August 1988 to February, 1997, Mr. Demeter was the Vice President of Operations for Megas Beauty Care, Inc. (Division of American Safety Razor Company), a $100,000,000 manufacturer of private label health and beauty aids located in

Cleveland, Ohio. In this capacity, Mr. Demeter directed a team of over 500 salaried and hourly employees. Mr. Demeter is APICS Certified Integrated Resource Management qualified.

                     REMUNERATION OF DIRECTORS AND OFFICERS
                     --------------------------------------

SALARY COMPENSATION TABLE
-------------------------

         The following table and notes set forth information regarding remuneration of the only officer of the Company whose total annual salary and bonus during the fiscal year ended April 30, 1997 exceeded $100,000:

--------------------------------------------------------------------------------------------------
NAME OF INDIVIDUAL              FISCAL                                              ALL OTHER
POSITION                         YEAR          SALARY ($)        BONUS ($)       COMPENSATION ($)
--------------------------------------------------------------------------------------------------
William C. Stearns,              1997         $104,000.00       $     0.00         $123.00 (1)
President                        1996         $127,500.00(1)    $     0.00         $115.00 (1)
                                 1995         $ 66,500.00       $65,000.00         $115.00 (1)
--------------------------------------------------------------------------------------------------

(1) The Company carries and pays the premium on a "key man" life insurance policy on Sally A. Stearns in the amount of $500,000 and is entitled to eighty percent (80%) of the benefits of such a policy. Mr. Stearns is the other named beneficiary of this policy and is entitled to receive the remaining twenty percent (20%) of the benefits of such insurance policy. For the fiscal years ended April 30, 1997, 1996 and 1995, the premium value of this benefit to Mr. Stearns was $123.00, $115.00 and $115.00, respectively.

DIRECTORS COMPENSATION
----------------------

         Through April 30, 1997, the Directors of the Company received no cash compensation for serving on the Board of Directors, but were reimbursed reasonable expenses incurred in attending meetings. The Board of Directors voted and approved a resolution to compensate outside directors $1,000.00 per meeting of the Board of Directors effective June 13, 1997. The Company has agreed to grant warrants to each of the outside Directors for services rendered during a calendar year, on a pro rata basis for the actual time served as a Director during such calendar year, to purchase up to 5000 common shares of the Company. Frank E. Duval and Carter F. Randolph, Ph.D. received warrants to purchase 5,000 and 3,798 common shares, respectively, at an exercise price of $5.50 per share, on April 28, 1997, for services rendered in calendar year 1996. On August 21, 1997, the Board of Directors voted and approved to revise the plan to issue warrants as compensation to outside Directors. The revised plan will expire as of the calendar year ending December 31, 2002, the total warrants to purchase common shares of the Company issued as compensation to outside Directors will not exceed 5,000 shares and the exercise price for such warrants shall be equal to the fair market value of such shares at the date of issuance. Furthermore, the date of issuance shall be the third Wednesday of January of each such calendar year for services rendered in the previous calendar year. The warrants are exercisable for a period of ten years from the date of issuance.

STOCK OPTION PLAN
-----------------

         At the Company's Annual Meeting of Shareholders held on March 31, 1994, the Company adopted the 1994 Stock Option Plan (the "Plan"). The common shares of the Company that may be issued upon the exercise of options granted under the Plan shall not exceed 275,000 shares in the aggregate. The options granted under the Plan may be designed as "incentive stock options" or "nonqualified stock options", at the discretion of the committee designated by the Board of Directors of the Company to administer the Plan. The exercise price of "nonqualified stock options" shall not be less than 100% of the fair market value of a common share on the effective date of the grant. The option price for "incentive stock options" shall not be less than 110% of the fair market value of a common share on the effective date of the grant. To date, the Company has not issued options to any of its officers, directors or employees under the Plan.

                        SECURITY OWNERSHIP OF MANAGEMENT
                        --------------------------------
                          AND CERTAIN SECURITY HOLDERS
                          ----------------------------

         The following table sets forth certain information, so far as is known to management of the Company, regarding beneficial ownership of common shares of the Company held of record, as of November 26, 1997, by (i) each shareholder who owns beneficially more than five percent (5%) of the outstanding common shares of the Company; (ii) each officer and director of the Company; and (iii) all officers and directors as a group.

-----------------------------------------------------------------------------------------------------------------------
         TITLE OF CLASS               NAME AND ADDRESS OF                AMOUNT AND NATURE OF            PERCENTAGE OF
                                     BENEFICIAL OWNER (1)              BENEFICIAL OWNERSHIP (2)              CLASS
-----------------------------------------------------------------------------------------------------------------------
common shares of the Company, no   William C. Stearns                          622,016 (3)                    18.9%
par value                          Director, President and
                                   Treasurer
-----------------------------------------------------------------------------------------------------------------------
common shares of the Company, no   Sally A. Stearns                            681,916 (3)                    20.7%
par value                          Director, Vice President and
                                   Secretary
-----------------------------------------------------------------------------------------------------------------------
common shares of the Company, no   Frank E. Duval                              120,000 (3)                     3.6%
par value                          Director                                            (4)
-----------------------------------------------------------------------------------------------------------------------
common shares of the Company, no   Carter F. Randolph, Ph.D.                    71,352 (5)                     2.2%
par value                          Director
-----------------------------------------------------------------------------------------------------------------------
common shares of the Company, no   John A. Chuprinko                               640                         .02%
par value                          Chief Financial Officer
-----------------------------------------------------------------------------------------------------------------------
common shares of the Company, no   All Directors and Officers as a           1,495,924 (6)                    45.5%
par value                          group (5 persons)
-----------------------------------------------------------------------------------------------------------------------

(1) The address for all persons listed is 30 Paragon Parkway, Mansfield, Ohio 44903.

(2) Unless otherwise indicated, the named shareholder has sole voting and investment power.

(3) See "SELLING SHAREHOLDERS."

(4) Includes 10,000 shares purchasable on exercise of currently exercisable warrants.

(5) Of such shares, 64,554 are beneficially owned by the Randolph Company, Inc., an Ohio corporation, of which Dr. Randolph owns 100% of its common shares. The Randolph Company, Inc. and, therefore, Dr. Randolph have full discretionary investment authority over such shares, including the right to vote and sell such shares. Includes 7,698 shares for which Dr. Randolph and his wife, Kathy, have shared voting and investment power. Includes 3,798 shares purchasable on exercise of currently exercisable warrants.

(6) Includes 13,798 shares purchasable on exercise of currently exercisable warrants.

            INTEREST OF MANAGEMENT AND OTHERS IN CERTAIN TRANSACTIONS
            ---------------------------------------------------------

         William C. Stearns, the President, Treasurer and a Director of the Company, owns a twin engine airplane which he regularly uses for Company business. The Company pays Corporate Flight Services, a sole proprietorship of Mr. Stearns, $500.00 per month and $210.00 per hour for the use of the airplane. During the fiscal years ended April 30, 1997 and 1996, Corporate Flight Service was paid $49,892.60 and $38,846.00, respectively, pursuant to this arrangement.

         The Company carries and pays the premium for a "key man" life insurance policy on Mr. Stearns in the amount of $1,000,000, and as one of the named beneficiaries, the Company is entitled to ninety (90%) of the benefits of such policy. Sally A. Stearns is the other named beneficiary of Mr. Stearns' insurance policy and is entitled to ten percent (10%) of the benefits of such insurance policy. The Company also carries and pays the premium for a "key man" life insurance policy on Ms. Stearns, the Vice President, Secretary and a Director of the Company, in the amount of $500,000 and is entitled to eighty percent (80%) of the benefits of such policy. William C. Stearns is the other named beneficiary of Ms. Stearns' policy and is entitled to receive the remaining twenty percent (20%) of the benefits of such insurance policy.

         Any future transactions between the Company and its officers, directors or shareholders owning five percent (5%) or more of the common shares of the Company will be on terms no less favorable to the Company than could be obtained from independent third parties.

                            MARKET FOR COMMON SHARES
                            ------------------------

Prior to January, 1995, the common shares of the Company were traded only by a single market maker and did not have an NASD inter-dealer transaction price. From that date until December 17, 1996, the common shares of the Company were traded in the over-the-counter market. Since December 17, 1996, the common shares have been traded on The NASDAQ SmallCap Market tier of the NASDAQ Stock Market(SM) under the symbol "SLHN." As of October 31, 1997, the Company had eight listed market makers. The following table sets forth the high and low sales prices of the common shares of the Company as reported by The Nasdaq Stock Market(SM):


Quarter Ended October 31, 1997               High $6.375  Low $5.00

Quarter Ended July 31, 1997                  High $6.375  Low $4.75

Period of December 17, 1996                  High $7.25   Low $6.00
   thru January 31, 1997

The following table sets forth the actual NASD inter-dealer transaction prices for the common shares of the Company for the previous fiscal quarters as reported by Bloomberg L.P.:


Period of November 1, 1996                   High $6.50   Low $5.00
   thru December 16, 1996

Quarter Ended October 31, 1996               High $5.50   Low $4.75

Quarter Ended July 31, 1996                  High $5.50   Low $4.75

Quarter Ended April 30, 1996                 High $7.00   Low $5.00

Quarter Ended January 31, 1996               High $7.50   Low $6.00

Quarter Ended October 31, 1995               High $7.25   Low $5.00

Quarter Ended July 31, 1995                  High $4.375  Low $4.00

At November 1, 1997, the approximate number of holders of record of common shares of the Company was 839.

                            DESCRIPTION OF SECURITIES
                            -------------------------

         Holders of common shares of the Company have no preemptive rights to subscribe for additional shares of stock. Each common share is entitled to one vote on all matters submitted to a vote of shareholders. Holders of common shares of the Company have no conversion, subscription, cumulative voting or redemption rights, and such shares have no sinking fund provisions. All outstanding common shares of the Company are fully paid and non-assessable.

         Upon dissolution, liquidation or the sale of all or substantially all of the assets of the Company, after payment in full of all amounts required to be paid to creditors, the holders of common shares of the Company will be entitled to receive on a pro rata basis the remaining assets of the Company available for distribution.

         Holders of the common shares of the Company are entitled to dividends when, as and if declared by the Board of Directors out of funds legally available therefor. The Company has not paid dividends during the last two fiscal years. The Company's existing line of credit restricts the ability of the Company to declare and pay dividends and the Company does not anticipate the declaration or payment of any dividends in the foreseeable future. The Company can make no assurances that the future operations of the Company will result in additional revenues, will be profitable or that there will be sufficient funds legally available for the distribution or payment of a dividend. The Company has no legal obligation or contract to pay dividends and, should the operations of the Company be profitable, it is likely that the Company would retain much or all of its earnings in order to finance future growth and expansion. Future dividend policy will be subject to the discretion of the Board of Directors and will be contingent upon future earnings, if any, the Company's financial condition, capital requirements, general business conditions and other factors. Therefore, there can be no assurance that any dividends will ever be paid.

         Under Ohio law, shareholders owning two-thirds of the outstanding shares must approve amendments to the Company's Articles of Incorporation and other major corporate actions, such as adopting a plan of merger, consolidation or exchange involving the Company or its securities, or the sale of substantially all of the Company's assets other than in the regular course of business.

         Section 1701.831 of the Ohio General Corporation Law ("OGCL") provides that any "control share acquisition" of an "issuing public corporation" may be made only with the prior authorization of shareholders. A "control share acquisition" is any acquisition, whether by tender offer, open market purchase, privately negotiated transaction or otherwise, of shares of a corporation which, when added to all other shares owned or controlled by the acquiror, would entitle the acquiror to exercise voting power in the election of directors within any of the following ranges: one-fifth or more but less than one-third; one-third or more but less than a majority; and a majority or more. The effect of this law is generally to prevent a person from acquiring any such level of control without prior shareholder approval.

         Section 1704.02 of the OGCL prohibits certain transactions, including mergers, consolidations, sales or other dispositions of assets, dissolutions, recapitalizations, loans and guarantees, between an "issuing public corporation" and an "interested shareholder" for three years after the date that such shareholder became an interested shareholder unless prior to such date the board of directors of the corporation has approved such transaction or the purchase of shares that resulted in the shareholder becoming an interested shareholder. After three years, such a transaction is permitted only if (i) prior to the date the shareholder became an interested shareholder the board of directors approved the purchase of shares, (ii) the transaction is approved by two-thirds of the shareholders or such other percentage (not less than a majority of the disinterested shares) set forth in the corporation's articles of incorporation or (iii) the transaction satisfies certain statutory fair price requirements.

         Section 1707.043 of the OGCL provides that in the event any person makes a proposal to acquire control of any Ohio corporation the outstanding shares of which are listed on a national securities exchange or regularly quoted in the over-the-counter market, such corporation is entitled to recover from such person any profit realized by that person upon the disposition of any equity securities of the corporation by that person within 18 months after making the acquisition proposal.

         For purposes of the foregoing Ohio statutes, (A) an "issuing public corporation" is defined as a corporation that (i) is incorporated in Ohio, (ii) has fifty or more shareholders, (iii) has its principal place of business, principal executive offices, assets having substantial value, or a substantial percentage of its assets within Ohio and (iv) has no close corporation agreement in effect and (B) an "interested shareholder" is defined as any person who beneficially owns or has the power to exercise the voting power of shares entitling such person to 10% of the voting power in the election of directors. The Company is presently an "issuing public corporation" for purposes of such statutes.

LIMITATIONS ON TRANSFER OF SHARES AND TRANSFER AGENT
----------------------------------------------------

         The Shares offered hereby have been registered with the United States Securities and Exchange Commission pursuant to the Securities Act and Regulation S-B promulgated thereunder and, as such, the Shares are freely transferable under the federal securities laws. However, the Shares have been registered only in Ohio, and may not be sold or otherwise transferred to persons who are residents of any state in which the Shares have not been registered unless they are registered under such state's securities law or there exists an exemption from such registration with respect to such sale or transfer.

         The transfer agent for the Shares offered hereby is First-Knox National Bank, One Main Street, Mt. Vernon, Ohio 43050.

                               SIGNIFICANT PARTIES
                               -------------------

         The business and residential addresses of the Company's directors are as follows:

-------------------------------------------------------------------------------------
DIRECTOR                      BUSINESS ADDRESS             RESIDENTIAL ADDRESS
-------------------------------------------------------------------------------------
William C. Stearns            30 Paragon Parkway           1 Lex-Ontario Road
                              Mansfield, Ohio 44903        Lexington, Ohio  44904
-------------------------------------------------------------------------------------
Sally A. Stearns              30 Paragon Parkway           1 Lex-Ontario Road
                              Mansfield, Ohio 44903        Lexington, Ohio  44904
-------------------------------------------------------------------------------------
Carter F. Randolph, Ph.D.     30 Paragon Parkway           8200 Spooky Hollow Road
                              Mansfield, Ohio 44903        Cincinnati, Ohio  45242
-------------------------------------------------------------------------------------
Frank E. Duval                30 Paragon Parkway           4557 Crossfields Road
                              Mansfield, Ohio 44903        Toledo, Ohio  43623
-------------------------------------------------------------------------------------

         The business and residential addresses of the Company's officers are as follows:

-------------------------------------------------------------------------------------------
OFFICER                      BUSINESS ADDRESS              RESIDENTIAL ADDRESS
-------------------------------------------------------------------------------------------
William C. Stearns           30 Paragon Parkway            1 Lex-Ontario Road
                             Mansfield, Ohio  44903        Lexington, Ohio  44904
-------------------------------------------------------------------------------------------
Sally A. Stearns             30 Paragon Parkway            1 Lex-Ontario Road
                             Mansfield, Ohio  44903        Lexington, Ohio  44904
-------------------------------------------------------------------------------------------
John A. Chuprinko            30 Paragon Parkway            7961 Simmons Church Road
                             Mansfield, Ohio  44903        Centerburg, Ohio  43011-9489
-------------------------------------------------------------------------------------------


         The business and residential addresses of record owners of 5 percent (5%) or more of any class of the Company's equity securities are as follows:

-------------------------------------------------------------------------------------------
NAME                         BUSINESS ADDRESS              RESIDENTIAL ADDRESS
-------------------------------------------------------------------------------------------
William C. Stearns           30 Paragon Parkway            1 Lex-Ontario Road
                             Mansfield, Ohio  44903        Lexington, Ohio  44904
-------------------------------------------------------------------------------------------
Sally A. Stearns             30 Paragon Parkway            1 Lex-Ontario Road
                             Mansfield, Ohio  44903        Lexington, Ohio  44904
-------------------------------------------------------------------------------------------
Cede & Co.(1)                c/o Depository Trust Company  Not Applicable
                             P.O. Box 863
                             Bowling Green Station
                             New York, New York  10274
-------------------------------------------------------------------------------------------

         The business and residential addresses of beneficial owners of 5 percent (5%) or more of any class of the Company's equity securities are as follows:

-------------------------------------------------------------------------------------------
NAME                         BUSINESS ADDRESS              RESIDENTIAL ADDRESS
-------------------------------------------------------------------------------------------
William C. Stearns           30 Paragon Parkway            1 Lex-Ontario Road
                             Mansfield, Ohio  44903        Lexington, Ohio  44904
-------------------------------------------------------------------------------------------
Sally A. Stearns             30 Paragon Parkway            1 Lex-Ontario Road
                             Mansfield, Ohio  44903        Lexington, Ohio  44904
-------------------------------------------------------------------------------------------

----------
(1) Cede & Co. is the record owner of such shares solely as a clearinghouse for trading transactions for shares held in street name.

         The business and residential addresses of affiliates of the Company are as follows.

-------------------------------------------------------------------------------------------
NAME                         BUSINESS ADDRESS              RESIDENTIAL ADDRESS
-------------------------------------------------------------------------------------------
William C. Stearns           30 Paragon Parkway            1 Lex-Ontario Road
                             Mansfield, Ohio  44903        Lexington, Ohio  44904
-------------------------------------------------------------------------------------------
Sally A. Stearns             30 Paragon Parkway            1 Lex-Ontario Road
                             Mansfield, Ohio  44903        Lexington, Ohio  44904
-------------------------------------------------------------------------------------------

         Counsel to the Company with respect to the proposed offering is as follows:

                              Susan E. Brown, Esq.
                         Vorys, Sater, Seymour and Pease
                               52 East Gay Street
                                 P. O. Box 1008
                            Columbus, Ohio 43216-1008

                       RELATIONSHIP WITH ISSUER OF EXPERTS
                       -----------------------------------
                         NAMED IN REGISTRATION STATEMENT
                         -------------------------------

         No expert or legal counsel to the Company was hired by the Company on a contingent basis in connection with this offering. No expert or legal counsel of the Company will receive a direct or indirect interest in the Company. No expert or legal counsel hired by the Company is or was a promoter, underwriter, voting trustee, director, officer or employee of the Company.

                                LEGAL PROCEEDINGS
                                -----------------

         Other than routine litigation that is incidental to the business of the Company, the Company is not a party to any pending legal proceeding nor is any of the property of the Company the subject of any pending legal proceeding. Although certain disputes have arisen between the Company and other parties, such disputes have not resulted in the commencement of any legal proceedings as of the date of this Prospectus. See "Description of Business-Litigation"

                      DISCLOSURE OF COMMISSION POSITION ON
                      ------------------------------------
                 INDEMNIFICATION FOR SECURITIES ACT LIABILITIES
                 ----------------------------------------------

         The Code of Regulations of the Company contains a broad indemnification provision intended to permit the Company to indemnify officers and directors for their acts and omissions arising out of the performance of their duties on behalf of the Company. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. The Company has also agreed to indemnify DCM against certain civil liabilities, including liabilities under the Securities Act.

                                     EXPERTS
                                     -------

         The financial statements of the Company dated April 30, 1996 and April 30, 1997 included in this Prospectus have been audited by Coopers & Lybrand L.L.P., independent accountants, as stated in their report appearing therein, and are included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing. The Company engaged Coopers & Lybrand on or about March 23, 1995 and has had no disagreements with such firm.

                          INDEX TO FINANCIAL STATEMENTS
                          -----------------------------

                                                                                                            PAGE
                                                                                                            ----
Report of Independent Accountants (dated June 20, 1997)...................................................  F-1

Balance Sheets as of April 30, 1997 and 1996..............................................................  F-2

Statements of Operations for the years ended April 30, 1997 and 1996......................................  F-4

Statements of Shareholders' Equity for the years ended April 30, 1997 and 1996............................  F-5

Statements of Cash Flows for the years ended April 30, 1997 and 1996......................................  F-6

Notes to the Financial Statements.........................................................................  F-8



Balance Sheets as of July 31, 1997, April 30, 1997 and July 31, 1996......................................  F-21

Statements of Operations (Unaudited) for the three months ended
July 31, 1997 and 1996....................................................................................  F-23

Statements of Shareholders' Equity (Unaudited) for the year ended
April 30, 1997 and the three months ended July 31, 1997...................................................  F-24

Statements of Cash Flows (Unaudited) for the three months ended
July 31, 1997 and 1996....................................................................................  F-25

Notes to the Financial Statements (Unaudited).............................................................  F-27

REPORT OF INDEPENDENT ACCOUNTANTS


To the Shareholders and Board of Directors
Stearns & Lehman, Inc.

We have audited the accompanying balance sheets of Stearns & Lehman, Inc. as of April 30, 1997 and 1996, and the related statements of operations, shareholders' equity, and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Stearns & Lehman, Inc. as of April 30, 1997 and 1996, and the results of its operations and its cash flows for the years then ended, in conformity with generally accepted accounting principles.



                                                   /s/  Coopers & Lybrand L.L.P
                                                   ----------------------------
                                                   COOPERS & LYBRAND L.L.P.



Columbus, Ohio
June  20, 1997

STEARNS & LEHMAN, INC.



BALANCE SHEETS

April 30, 1997 and 1996

                                    ASSETS                                   1997           1996
Current assets:
    Cash and cash equivalents                                           $   730,833    $   123,208
    Trade accounts receivable, net of allowance for doubtful accounts
          of $46,000 in 1997 and $56,000 in 1996                            884,459        584,665
    Inventory                                                             1,239,671      1,132,548
    Prepaid expenses and other                                               75,639         49,508
    Deferred income taxes                                                    25,999
                                                                        -----------    -----------

      Total current assets                                                2,956,601      1,889,929
                                                                        -----------    -----------

Property and equipment:
    Land                                                                     80,848         74,653
    Construction in progress                                                941,199         99,282
    Machinery and equipment                                               1,412,061      1,309,007
    Office equipment                                                        213,140        193,977
    Building improvements                                                    91,716         91,716
    Buildings                                                               137,734        137,734
    Leasehold improvements                                                   43,003         43,003
    Tooling                                                                  59,344         22,254
    Vehicles                                                                 36,964         25,332
                                                                        -----------    -----------

                                                                          3,016,009      1,996,958

         Less: accumulated depreciation                                    (780,538)      (602,297)
                                                                        -----------    -----------

      Net property and equipment                                          2,235,471      1,394,661
                                                                        -----------    -----------

Goodwill                                                                    441,833        543,671
Cash surrender value of life insurance                                       23,611         19,646
Trademarks and patents                                                        4,560          5,257
Deferred stock offering costs                                                               50,474
Deferred income taxes                                                        75,973
Other assets                                                                 42,313         69,399
                                                                        -----------    -----------

      Total assets                                                      $ 5,780,362    $ 3,973,037
                                                                        ===========    ===========





The accompanying notes are an integral part of the financial statements.

Continued

STEARNS & LEHMAN, INC.


BALANCE SHEETS

                     LIABILITIES AND SHAREHOLDERS' EQUITY                           1997            1996
 Current liabilities:
    Lines of credit                                                                            $   350,000
    Current portion of notes payable                                                                37,578
    Accounts payable                                                            $   801,672        485,407
    Accrued expenses                                                                239,275        228,045
    Subordinated convertible notes                                                                 300,000
    Current portion of capital lease obligations                                      9,827         16,713
                                                                                -----------    -----------

      Total current liabilities                                                   1,050,774      1,417,743
                                                                                -----------    -----------

Long-term liabilities:
    Notes payable, net of current portion                                                          132,416
    Capital lease obligations, net of current portion                                 2,256         12,084
                                                                                -----------    -----------

      Total long-term liabilities                                                     2,256        144,500
                                                                                -----------    -----------

      Total liabilities                                                           1,053,030      1,562,243
                                                                                -----------    -----------

Shareholders' equity:
    Common stock, no par value; 4,000,000 shares authorized, 3,230,052 and
         2,827,672 issued and 3,226,752 and 2,824,372 outstanding as of
         April 30, 1997 and 1996, respectively                                        3,563          3,118
    Additional paid-in capital                                                    5,091,920      3,178,099
    Accumulated deficit                                                            (354,951)      (757,223)
                                                                                -----------    -----------

                                                                                  4,740,532      2,423,994

         Less treasury stock, at cost 3,300 shares                                  (13,200)       (13,200)
                                                                                -----------    -----------

      Total shareholders' equity                                                  4,727,332      2,410,794
                                                                                -----------    -----------

      Total liabilities and shareholders' equity                                $ 5,780,362    $ 3,973,037
                                                                                ===========    ===========


The accompanying notes are an integral part of the financial statements.

STEARNS & LEHMAN, INC.


STATEMENTS OF OPERATIONS

for the years ended April 30, 1997 and 1996




                                                    1997           1996
Sales                                          $ 7,381,105    $ 5,514,753
Cost of sales                                    5,432,588      4,343,803
                                               -----------    -----------

      Gross profit                               1,948,517      1,170,950

Selling, general and administrative expenses     1,588,865      1,774,118
                                               -----------    -----------

Income (loss) from operations                      359,652       (603,168)
                                               -----------    -----------

Other income (expense), net:
    Interest expense                               (53,814)       (62,568)
    Interest income                                 13,952          3,577
    Other, net                                     (14,119)       (34,843)
                                               -----------    -----------

                                                   (53,981)       (93,834)
                                               -----------    -----------

Net income (loss) before income tax expense        305,671       (697,002)
                                               -----------    -----------

    Income tax (benefit) expense:
      Current                                        5,371
      Deferred                                    (101,972)        35,913
                                               -----------    -----------

      Total income tax (benefit) expense           (96,601)        35,913
                                               -----------    -----------

      Net income (loss)                        $   402,272    $  (732,915)
                                               ===========    ===========

      Earnings (loss) per share                $       .13    $      (.26)
                                               ===========    ===========

Weighted-average shares outstanding              2,994,679      2,781,249
                                               ===========    ===========


The accompanying notes are an integral part of the financial statements.

STEARNS & LEHMAN, INC.


STATEMENTS OF SHAREHOLDERS' EQUITY

for the years ended April 30, 1997 and 1996

                                                                ADDITIONAL                                    TOTAL
                                     COMMON         COMMON        PAID-IN     ACCUMULATED     TREASURY       SHARE-
                                     SHARES          STOCK        CAPITAL       DEFICIT         STOCK       HOLDERS'
                                                                                                             EQUITY
Balance at April 30, 1995          2,744,834    $     3,098    $ 2,957,674    $   (24,308)   $   (57,246)   $ 2,879,218

   Net loss                                                                      (732,915)                     (732,915)

   Sale of treasury stock, net        65,256                       204,449                        57,246        261,695

   Repurchase of common stock         (3,300)                                                    (13,200)       (13,200)

   Purchase of warrants                                            (36,750)                                     (36,750)

   Purchase price adjustment          17,582             20         52,726                                       52,746
                                 -----------    -----------    -----------    -----------    -----------    -----------
Balance at April 30, 1996          2,824,372          3,118      3,178,099       (757,223)       (13,200)     2,410,794

   Net income                                                                     402,272                       402,272

   Repurchase and retirement
        of common stock                  (95)                         (664)                                        (664)

   Conversion of debentures
        to common stock               48,230             53        264,947                                      265,000

   Issuance of common stock          354,245            392      1,649,538                                    1,649,930
                                 -----------    -----------    -----------    -----------    -----------    -----------

Balance at April 30, 1997          3,226,752    $     3,563    $ 5,091,920    $  (354,951)   $   (13,200)   $ 4,727,332
                                 ===========    ===========    ===========    ===========    ===========    ===========



The accompanying notes are an integral part of the financial statements.

STEARNS & LEHMAN, INC.


STATEMENTS OF CASH FLOWS

for the years ended April 30, 1997 and 1996

                                                                              1997           1996
 Cash flows from operating activities:
    Net income (loss)                                                    $   402,272    $  (732,915)
    Adjustments to reconcile net income (loss) to net cash
          provided by (used in) operating activities:
      Bad debt expense                                                        18,820         63,445
      Depreciation and amortization                                          257,636        270,628
      Loss on disposal of fixed assets                                         1,582         32,416
      Deferred income taxes                                                 (101,972)        35,913
      Changes in assets and liabilities:
         Trade accounts receivable                                          (318,614)        10,423
         Inventory                                                          (107,123)         8,642
         Prepaid expenses and other                                          (26,131)        26,423
         Accounts payable                                                    316,265       (124,176)
         Accrued expenses                                                     11,230        108,403
                                                                         -----------    -----------

      Net cash provided by (used in) operating activities                    453,965       (300,798)
                                                                         -----------    -----------

Cash flows from investing activities:
    Purchase of property and equipment                                    (1,026,653)      (645,523)
    Proceeds from sale of property and equipment                               3,500         41,766
    Cash surrender value of life insurance, net                               (3,966)       (11,146)
    Purchase of other assets, net                                                           (23,686)
    Proceeds from purchase price adjustment                                   52,746
                                                                         -----------    -----------

      Net cash used in investing activities                                 (974,373)      (638,589)
                                                                         -----------    -----------

Cash flows from financing activities:
    Net borrowings under revolving credit agreements                                        351,000
    Principal payments on long-term debt and capital leases                 (571,707)       (90,349)
    Payments for deferred stock offering costs                                              (50,474)
    Purchase of treasury stock                                                  (664)       (13,200)
    Purchase of warrants                                                                    (36,750)
    Net proceeds from issuance of common stock                             1,700,404        261,695
                                                                         -----------    -----------

      Net cash provided by financing activities                            1,128,033        421,922
                                                                         -----------    -----------

Net increase (decrease) in cash and cash equivalents                         607,625       (517,465)

Cash and cash equivalents, beginning of year                                 123,208        640,673
                                                                         -----------    -----------

      Cash and cash equivalents, end of year                             $   730,833    $   123,208
                                                                         ===========    ===========


Continued

STEARNS & LEHMAN, INC.


STATEMENTS OF CASH FLOWS

                                                                          1997        1996
 Supplemental disclosure of cash flow information:
    Cash paid during the year for:
      Interest                                                         $  61,582   $  62,568
                                                                       =========   =========

Supplemental schedule of noncash financing and investing activities:
    Conversion of subordinated debentures to common stock              $ 265,000
                                                                       =========
    Conversion of line of credit to note payable                       $ 350,000   $ 163,000
                                                                       =========   =========

    Purchase price adjustment:
      Goodwill                                                                     $ (52,746)
      Additional paid-in capital                                                      52,726
      Common stock                                                                        20
                                                                                   ---------

                                                                                   $       0
                                                                                   =========


In 1997, the Company allocated $50,474 of deferred stock offering costs, incurred in 1996, against equity as a result of the common stock issuance.





Continued

STEARNS & LEHMAN, INC.

NOTES TO THE FINANCIAL STATEMENTS


  1.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

       A. NATURE OF BUSINESS: Stearns & Lehman, Inc. (the Company) is engaged in the business of manufacturing and selling specialty food products, including extracts, flavorings, liquid spices and Italian syrups. The principal market for the Company's products is the continental United States.

       B. INVENTORIES: Inventory is valued at the lower of most recent costs or market which approximates cost using the first-in, first-out (FIFO) method. Indirect costs that do not relate to production of finished goods, including general and administrative expenses, are charged to expense as incurred.

       C. PROPERTY AND EQUIPMENT: Property and equipment are stated at cost. Depreciation and amortization are computed using the straight-line method over the following estimated useful lives: buildings and building improvements, 30 to 40 years; machinery and equipment, 5 to 10 years; tooling, 2 to 10 years; and vehicles, 3 to 5 years. Leasehold improvements are amortized over the shorter of their useful lives or the term of the lease. Depreciation expense was $180,761 in 1997 and $193,450 in 1996. Repairs and maintenance are charged to expense as incurred; major renewals and betterments are capitalized. When assets are sold, retired, or otherwise disposed of, the related cost and accumulated depreciation are removed from the applicable accounts, and any gain or loss from disposition is included in operations.

       D. EARNINGS PER SHARE: Earnings per share are computed based on the weighted-average number of common shares outstanding during the year.

       E. CASH AND CASH EQUIVALENTS: The Company considers all highly liquid debt instruments purchased with an initial maturity of three months or less to be cash equivalents. At April 30, 1997, the Company had $537,798 in cash equivalents, of which, $433,954 has been allocated for the construction of the new manufacturing and office building (see
          Note 12), pursuant to the Form SB-1 registration statement. The Company had no cash equivalents in 1996. Cash consists primarily of demand deposits held principally with one financial institution.

       F. INCOME TAXES: The Company provides for income taxes in accordance with Statement of Financial Accounting Standards (SFAS) No. 109, Accounting for Income Taxes, which requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been recognized in the financial statements or tax returns. Under this method, deferred tax assets and liabilities are recognized based on the difference between the financial statement and tax basis of assets and liabilities using enacted tax rates.

STEARNS & LEHMAN, INC.

       G. REVENUE RECOGNITION: Sales are recorded when products are shipped to the customer.

       H. ADVERTISING AND PROMOTION COSTS: Advertising and promotion costs are charged to operations as incurred. Advertising and promotion expense was $197,780 in 1997 and $215,588 in 1996.

       I. GOODWILL: Goodwill represents the excess value of the Company's stock issued over the fair value of net assets of an acquired company (see
          Note 7). Goodwill is amortized on a straight-line basis over 12 years. Amortization expense was $49,092 for the years ended April 30, 1997 and 1996, and accumulated amortization was $147,277 and $98,184 at April 30, 1997 and 1996, respectively.

       J. FOREIGN SALES: The Company transacts all foreign sales to distributors and customers in United States currency.

       K. USE OF ESTIMATES: The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

       L. CONCENTRATION OF RISK: The Company purchases certain products from sole-source suppliers of which there are currently no other suppliers used by the Company. A change in suppliers during certain peak periods could cause a delay in production and a possible loss of sales, which would affect operating results adversely.

          The Company has six major customers which represented approximately 47% of sales for the year ended April 30, 1997 and four major customers which represented approximately 37% of sales for the year ended April 30, 1996. The loss of any of these customers could have an adverse impact on the operating results of the Company.

          The Company maintains virtually all of its banking relationships with one financial institution.

       M. RECLASSIFICATIONS: Certain amounts in the 1996 financial statements have been reclassified to conform with the current-year presentation.

STEARNS AND LEHMAN, INC.

  2.   INVENTORY:

       The major components of inventory at April 30, 1997 and 1996 were as follows:

                                           1997        1996

               Raw materials           $  736,281   $  429,279
               Work in process              7,278       18,012
               Finished goods             496,112      685,257
                                       ----------   ----------

                     Total inventory   $1,239,671   $1,132,548
                                       ==========   ==========


  3.   LINES OF CREDIT:

       On May 5, 1996, the Company converted a $350,000 revolving line of credit agreement to a five-year term note with monthly principal payments of $5,833 plus interest at prime plus 1% through May 5, 2001. On November 6, 1996, the Company completely paid the balance outstanding on this five year term note payable and the balance outstanding on another note payable to a bank due on May 5, 2000. The total of these payments was $422,353. On December 2, 1996, the Company signed a Line of Credit Agreement with a bank for $400,000 with interest at a rate of prime plus 0.5% and signed a Construction and Business Loan Agreement with a bank for $750,000 for the financing of a manufacturing and office building, with a term of 120 monthly payments beginning August 2, 1997 with interest at a rate of prime plus 0.75%. Both of these agreements are collateralized by substantially all the assets of the Company and contain covenants that require the Company to maintain a certain minimum working capital and net worth and maintain a certain quick and current ratio. As of April 30, 1997, there were no outstanding balances under either of these bank agreements.

STEARNS AND LEHMAN, INC.

  4.   NOTES PAYABLE:

       The Company had no notes payable at April 30, 1997. Notes payable at April 30, 1996 consisted of the following:

                  Note payable to a bank, collateralized by real estate,
                       payable  in  monthly  installments  of $682  including
                       interest  at a rate of prime  plus 2%  adjusted  every
                       three years and subject to a minimum  interest rate of
                       3.5% and a  maximum  interest  rate of 13.5%  with the
                       maximum  decrease or increase in interest rates not to
                       exceed 2% at any one time,
                       due on February 14, 2002                                           $ 37,877

                 Note payable to a bank, collateralized by accounts receivable, inventory and equipment, payable in monthly installments
                      of $2,717 plus interest at a rate of prime (8.25% at
                      April 30, 1996) plus
                      1.25%, due on May  5, 2000                                           132,117
                                                                                          --------

                    Total notes payable                                                    169,994
                       Less current portion                                                 37,578
                                                                                          --------

                                                                                          $132,416
                                                                                          ========

  5.   SUBORDINATED CONVERTIBLE REDEEMABLE THREE-YEAR NOTES:

       The Company had $300,000 of subordinated convertible redeemable notes which bore interest at a rate of 9% per annum and matured on March 1, 1997. These notes were convertible into common stock at the rate of 182 shares for every $1,000 of principal. On the maturity date, $265,000 of notes were converted into 48,230 shares of common stock and the Company paid $35,000 in principal.



  6.   LEASE COMMITMENTS:

       The Company leases buildings and certain office and production equipment under noncancelable operating lease agreements expiring through fiscal 1999. Certain leases provide for future minimum rent escalations.

STEARNS AND LEHMAN, INC.

       Minimum rental commitments under noncancelable operating leases at April 30, 1997 are as follows:

               1998               $105,221
               1999                 13,358
                                  --------

                                  $118,579
                                  ========

       Total rent expense charged to operations for all operating leases was $133,178 in 1997 and $136,960 in 1996.

       The Company has various capital lease agreements for equipment. The present value of the minimum lease payments has been capitalized and the related asset and obligation recorded. Future minimum lease payments under capital leases, together with the present value of the minimum lease payments as of April 30, 1997, are as follows:

                  YEAR ENDING APRIL 30,

                  1998                                    $10,696
                  1999                                      2,301
                                                          -------

                     Total minimum lease payments          12,997
                        Less amounts representing
                              interest                        914
                                                          -------

                     Present value of net minimum
                           lease payments                  12,083
                        Less current maturities             9,827
                                                          -------

                                                          $ 2,256
                                                          =======


  7.   BUSINESS COMBINATION:

       On April 30, 1994, the Company issued 240,000 shares of its common stock in exchange for 100% of the outstanding stock of Select Origins, Inc. (Select). The acquisition has been accounted for as a purchase transaction and accordingly, the fair value of the stock issued was allocated to Select's assets and liabilities based on its estimated fair value as of the acquisition date. The excess value of the Company's stock issued over the fair value of the net assets acquired has been recorded as goodwill.

       36,000 of the shares issued were placed in escrow to provide security to the Company in the event the Company suffers any losses arising from misrepresentations by Select or its former shareholders. During fiscal 1995, the Company received 18,526 of the escrow shares pursuant

STEARNS AND LEHMAN, INC.

       to an agreement with former shareholders of Select. On June 29, 1995, the Company filed a claim for the remaining 17,474 shares held in escrow.

       The purchase also allowed for the issuance of 50,000 additional shares (augmentation) if certain events did not occur subsequent to the merger. The Company believes that only one of two objectives stated in the Purchase Agreement needed to be achieved, and if neither was achieved, then augmentation would occur. The Company did not achieve one of the objectives. Based on the interpretation by certain former shareholders of Select that both objective must be achieved, they filed a claim for the shares to augmentation on July 21, 1995.

       As of April 30, 1997, the Company has settled the escrow and augmentation issues with certain former shareholders of Select for 15,594 shares of which 15,499 shares were in escrow on April 30, 1996 and 95 shares were contingently issuable upon settlement. The Company repurchased and retired the 95 contingently issuable shares (see Note 8). The Company intends to settle the escrow and augmentation issues with the remaining former shareholders of Select for 1,988 shares of which 1,975 were in escrow on April 30, 1997 and April 30, 1996 and 13 were contingently issuable upon settlement. The settlement has been recorded in the financial statements at April 30, 1997 and 1996 as an adjustment to the original purchase price.



  8.   COMMON STOCK TRANSACTIONS:

       Between the dates of November 4, 1996 and December 20, 1996, the Company issued 349,495 shares at $5.50 per share pursuant to the Company's Form SB-1 registration statement that was declared effective by the Securities and Exchange Commission on October 22, 1996.

       During 1997, the Company repurchased 95 shares of common stock at an average price of $6.99 per share pursuant to a Settlement Agreement between former Select Origins, Inc. shareholders, and the Company (see
       Note 7).

       In fiscal 1997, 4,750 shares of the Company's common stock were issued at $3.00 per share upon exercise of warrants (see Note 9).

       On March 1, 1997, the Company issued 48,230 shares of common stock upon conversion of $265,000 in Subordinated Convertible Redeemable Three-Year Notes (see Note 5).



  9.   WARRANTS TO PURCHASE COMMON STOCK:

       During 1996, the Company issued warrants to two directors for each to purchase 5,000 shares of common stock at an exercise price of $5.50 per share expiring April 10, 2005. The warrants were fully exercisable at the date of grant.

STEARNS AND LEHMAN, INC.

       During 1996, the Company issued warrants to a broker in connection with a 1995 Private Placement Memorandum to purchase 13,561 shares of common stock at an exercise price of $3.15 per share expiring October 14, 2000. The warrants were fully exercisable at the date of grant.

       During 1996, the Company became aware of the possibility that a former underwriter for the Company may have effectuated trades of certain of the Company's securities in violation of certain state and federal securities law and regulations. The Company made offers of recision to the current holders of these securities pursuant to which the Company offered to purchase these securities for a price equal to the price the current holders paid for these securities. The Company repurchased 14,000 warrants under these offers of recision. The Company reduced additional paid-in capital by $36,750 as a result of this transaction.

       During 1997, the Company issued warrants to two directors to purchase 5,000 and 3,798 shares of common stock at an exercise price of $5.50 per share, which expire March 14, 2001. The warrants were fully exercisable at the date of grant.

       During 1997, the Company issued warrants to Quantum Capital Corp., d.b.a. Diversified Capital Markets to purchase 34,950 shares of common stock at an exercise price of $5.75 per share expiring October 22, 2001 pursuant to an Underwriting Agreement dated August 28, 1996 pertaining to the Company's Form SB-1 registration statement. The warrants vest 100% after twelve months, commencing October 22, 1996.

       During 1997, 4,750 shares of the Company's common stock were issued at $3.00 per share upon exercise of warrants.

       The Company applies APB Opinion No. 25 and related interpretations in accounting for its plans. Accordingly, no compensation cost has been recognized for warrants granted. The Company did not recognize any expense for warrants granted during the year ended April 30, 1997. Had compensation cost for the warrants granted been determined based on the fair value at the grant dates for awards under that plan consistent with the method of SFAS No. 123, Accounting for Stock-Based Compensation, the Company's net income and earnings per share would have been reduced to the pro forma amounts indicated below. The 1997 pro forma amounts include the effect of the reversal of prior years pro forma net operating losses under SFAS No. 123.

STEARNS AND LEHMAN, INC.


                                                                            1997         1996
                  Net income (loss)              Pro forma               $379,887    $(802,888)
                                                 As reported              402,272     (732,915)

                  Earnings (loss) per share      Pro forma                   0.12        (0.29)
                                                 As reported                 0.13        (0.26)


       In determining the pro forma amount of stock-based compensation on a basis consistent with SFAS No. 123, the fair value of each warrant grant is estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted-average assumptions used for grants in 1997 and 1996, respectively: no dividend yield; expected volatility 63.7% for both years; risk-free interest rate of 6.03% and 6.12%; and expected life of 3.0 years and 5.3 years.

       A summary of the status of the Company's warrants as of April 30, 1997 and 1996, respectively; and changes during the years then ended is presented below:

                                                                     1997                             1996
                                                         ------------------------------   ------------------------------
                                                                            WEIGHTED                        WEIGHTED
                                                                            AVERAGE                          AVERAGE
                                                                            EXERCISE                        EXERCISE
                          WARRANTS                          SHARES           PRICE           SHARES           PRICE
                                                         --------------   -------------   --------------  --------------
               Outstanding at beginning of year             100,367          $3.49             90,806         $3.25
               Granted                                       43,748          $5.70             23,561         $4.15
               Cancelled/recissioned                        (14,000)         $3.00
               Exercised                                     (4,750)         $3.00

               Outstanding at end of year                   139,365          $4.20            100,367         $3.49

               Warrants exercisable at year-end             104,415                           100,367

               Weighted-average fair value of
                    warrants granted during the
                    year utilizing Black-Scholes
                    option-pricing model                                     $3.15                            $2.97

STEARNS AND LEHMAN, INC.

       The following table summarizes information about warrants outstanding at April 30, 1997:


                                                           NUMBER           WEIGHTED-           NUMBER
                                                       OUTSTANDING AT        AVERAGE         EXERCISABLE
                         EXERCISE PRICES              APRIL 30, 1997    REMAINING LIFE     AT APRIL 30, 1997
                   $3.00                                     43,456        3.8 years              43,456
                   $3.15                                     13,561        3.5 years              13,561
                   $3.50                                     25,000        1.7 years              25,000
                   $5.50                                     18,798        8.4 years              18,798
                   $5.75                                     38,550        4.5 years               3,600
                                                            --------       ---------             -------

                                                            139,365        4.2 years             104,415
                                                            ========       =========             =======


 10.   STOCK OPTION PLAN:

       Effective March 4, 1994, the Company adopted the 1994 Stock Option Plan (the Plan). The shares that may be issued subject to options granted under the Plan shall not exceed 275,000 shares in aggregate. The options granted under the Plan may be designed as incentive stock options or nonqualified stock options, at the discretion of the committee designated by the Board of Directors to administer the Plan. The option price for nonqualified stock options shall not be less than 100% of the fair market value of a share on the effective date of the grant. The option price for incentive stock options shall not be less than 110% of the fair market value of a share on the effective date of the grant. As of April 30, 1997 and 1996, no options have been granted.

STEARNS AND LEHMAN, INC.

 11.   INCOME TAXES:

       The components of the net deferred tax asset at April 30, 1997 and 1996 are as follows:


                                                        1997         1996
                  Deferred tax assets:
                  Net operating loss carryforwards   $ 315,982    $ 430,117
                  Accrued expenses                      26,782       26,600
                  Other                                  1,763
                  Allowance for doubtful accounts       17,480       21,280
                                                     ---------    ---------

                     Gross deferred tax assets         362,007      477,997

               Deferred tax liabilities:
                  Property and equipment               134,652      107,818
                                                     ---------    ---------

                     Net deferred tax asset before
                           valuation allowance         227,355      370,179

               Valuation allowance                    (125,383)    (370,179)
                                                     ---------    ---------

                     Net deferred tax asset          $ 101,972    $       0
                                                     =========    =========


       The Company had net operating loss carryforwards of $479,687 and $748,079 at April 30, 1997 and 1996 respectively. These net operating losses expire November 30, 2007 through April 30, 2011. In addition, the Company had net operating loss carryforwards available of $398,041 and $431,211 at April 30, 1997 and 1996, respectively, from the purchase of Select, of which $33,170 is available to deduct each year through April 30, 2009.

       A valuation allowance of $125,383 was recorded against the net deferred tax assets due to the potential uncertainty of their recoverability in future years. As of April 30, 1996, a valuation allowance had been provided against the full amount of the net deferred tax asset due to uncertainty regarding their recoverability at that time.

       The Company utilized approximately $301,600 of net operating carryforwards in fiscal 1997.

STEARNS AND LEHMAN, INC.

       A reconciliation between the statutory federal income tax rate and the effective income tax on pre-tax earnings follows:

                                                    1997       1996
               Statutory income tax rate           34.0 %    (34.0)%
               Local income tax, net of federal
                     income tax effect              1.1 %
               Permanent differences                6.6 %      2.8 %
               Adjustments to prior year tax
                     calculations                   3.6 %
               Reduction in valuation allowance   (80.1)%
               Increase in valuation allowance     36.0 %
               Other items, net                     3.2 %       .4 %
                                                  -------    -------

                     Effective income tax rate    (31.6)%      5.2 %
                                                  =======    =======



 12.   MANUFACTURING AND OFFICE BUILDING:

       On November 27, 1996, the Company entered into an agreement to construct a 50,000 square foot manufacturing and office building. As of April 30, 1997, the construction of the building was approximately 61% complete.



 13.   SUPPLIER AGREEMENT:

       The Company has an agreement to supply a customer with a product at specified prices. The agreement is effective July 1, 1994, with an initial term of three years, expiring on July 1, 1997.

       The agreement shall terminate at the end of the initial term if written notice to terminate is given by either party at least 60 days prior to the last day of the initial term. Otherwise, following the initial term, the agreement shall renew and continue from year to year until canceled upon 60 days written notice by either party.

       On April 30, 1997, the customer terminated this agreement and requested to operate on a month to month basis until a new agreement is signed



 14.   ROYALTY COMMITMENTS:

       As a result of the Select purchase (see Note 7), the Company is required to pay royalty payments for sales of the Gran'Meres' brand name. The required payments are the greater of $35,000 or 5% of gross sales for the calendar years ended December 31, 1995 and 1996, 3% of

STEARNS AND LEHMAN, INC.

       gross sales for the calendar years 1997, 1998 and 1999 and 2% of gross sales for the calendar years 2000 through 2016. Accordingly, the Company has accrued $70,479 and $70,000 at April 30, 1997 and 1996, respectively. After December 31, 1998, the Company may terminate this royalty agreement for a minimum buyout payment of $225,000. As of May 23, 1997, the Company has reached a tentative agreement to return the rights of the Gran'Meres' brand name to the owners for a payment of $50,000. Management of the Company believes that accrued expense as of April 30, 1997 will cover the expense of this payment and the disposition of existing inventory.



 15.   EARNINGS PER SHARE:

       In February 1997, the Financial Accounting Standards Board issued SFAS No. 128, Earnings Per Share. SFAS No. 128, establishes standards for computing and presenting earnings per share (EPS) and supersedes APB Opinion No. 15, Earnings Per Share (Opinion 15). SFAS No. 128 replaces the presentation of primary EPS with a presentation of basic EPS which excludes dilution and is computed by dividing income available to common stockholders by the weighted average number of common shares outstanding during the period. This statement also requires dual presentation of basic EPS and diluted EPS on the face of the income statement for all periods presented. Diluted EPS is computed similarly to fully diluted EPS pursuant to Opinion 15, with some modifications. SFAS No. 128 is effective for financial statements issued for periods ending after December 15, 1997, including interim periods. Early adoption is not permitted and the statement requires restatement of all prior EPS data presented after the effective date.

       The Company will adopt SFAS No. 128 effective with the issuance of its third quarter results for the fiscal year ending April 30, 1998. Per share data calculated in accordance with this pronouncement for the years ended April 30, 1997 and 1996, are consistent with the current disclosures.



 16.   CONTINGENCIES:

       The Company is involved in various legal proceedings that are incidental to the conduct of its business. Although amounts with respect to these proceedings cannot be determined, in the opinion of management, any such amounts will not have a material adverse effect on the Company's financial position, liquidity or results of operations.

STEARNS AND LEHMAN, INC.

 17.   RELATED-PARTY TRANSACTIONS:

       An entity owned by an employee/board member provided services to the Company related to flight transportation. Expenses incurred from this entity were approximately $53,000 in 1997 and $46,500 in 1996. No payables were outstanding as of April 30, 1997, however, $2,870 in payables were outstanding at April 30, 1996.



 18.   YEAR 2000 COMPLIANCE:

       It is the Company's intention to purchase new application software in fiscal year end 1998, which will be Year 2000 compliant, as part of its operational strategy.

STEARNS & LEHMAN, INC.
BALANCE SHEET
July 31, 1997 , April 30, 1997 and July 31, 1996

                                 ASSETS                                     JULY 31,       APRIL 30,      JULY 31,
                                                                              1997           1997          1996
                                                                          (UNAUDITED)                   (UNAUDITED)
Current assets:
   Cash and cash equivalents                                             $    64,018    $   730,833    $    51,557
   Trade accounts receivable, net of allowance for doubtful
         accounts of $44,520, $46,000 and $45,845 as of
         July 31, 1997, April 30, 1997 and July 31, 1996, respectively     1,085,474        884,459        716,648
   Inventory                                                               1,333,531      1,239,671      1,207,240
   Prepaid and other                                                          55,182         75,639         47,505
   Deferred income taxes                                                      17,757         25,999
                                                                         -----------    -----------    -----------

      Total current assets                                                 2,555,962      2,956,601      2,022,950
                                                                         -----------    -----------    -----------

Property and equipment:
   Land                                                                       80,848         80,848         74,653
   Construction in progress                                                        0        941,199         97,721
   Machinery and equipment                                                 1,580,702      1,412,061      1,329,723
   Office equipment                                                          254,325        213,140        193,977
   Building improvements                                                      91,716         91,716         91,716
   Buildings                                                               1,723,978        137,734        137,734
   Leasehold improvements                                                      9,434         43,003         43,003
   Tooling                                                                    65,557         59,344         25,851
   Vehicles                                                                   36,964         36,964         25,332
                                                                         -----------    -----------    -----------

                                                                           3,843,524      3,016,009      2,019,710

         Less: accumulated depreciation                                     (793,159)      (780,538)      (646,006)
                                                                         -----------    -----------    -----------

      Net property and equipment                                           3,050,365      2,235,471      1,373,704
                                                                         -----------    -----------    -----------

Goodwill                                                                     429,560        441,833        530,079
Cash surrender value of life insurance                                        34,384         23,611         19,647
Trademarks and patents                                                         4,386          4,560          5,083
Deferred stock offering costs                                                                               60,632
Deferred income taxes                                                         73,685         75,973
Other assets                                                                  38,814         42,313         62,913
                                                                         -----------    -----------    -----------

      Total assets                                                       $ 6,187,156    $ 5,780,362    $ 4,075,008
                                                                         ===========    ===========    ===========



CONTINUED

STEARNS & LEHMAN, INC.
BALANCE SHEET, CONTINUED

                                                                                     JULY 31,        APRIL 30,       JULY 31,
                                                                                      1997             1997           1996
                  LIABILITIES AND SHAREHOLDERS' EQUITY                             (UNAUDITED)                     (UNAUDITED)
Current liabilities:
   Accounts payable                                                                $ 1,088,248    $   801,672    $   690,583
   Accrued expenses                                                                    174,191        239,275        203,598
   Current portion of notes payable                                                     39,714                       107,708
   Current portion of capital lease obligations                                          9,270          9,827         14,738
   Subordinated convertible notes                                                                                    300,000
                                                                                   -----------    -----------    -----------

       Total current liabilities                                                     1,311,423      1,050,774      1,316,627
                                                                                   -----------    -----------    -----------

Notes payable, net of current portion                                                  110,286                       385,418
Capital lease obligations, net of current portion                                                       2,256          9,270
                                                                                   -----------    -----------    -----------

      Total long-term liabilities                                                      110,286          2,256        394,688
                                                                                   -----------    -----------    -----------

      Total liabilities                                                              1,421,709      1,053,030      1,711,315
                                                                                   -----------    -----------    -----------

Shareholders' equity:
   Common stock, no par value; 4,000,000 shares authorized, 3,230,052, 3,230,052 and 2,829,422 issued and 3,226,752, 3,226,752 and 2,826,122 outstanding as of July 31, 1997, April 30, 1997
          and July 31, 1996, respectively                                                3,563          3,563          3,120
   Additional paid-in capital                                                        5,091,920      5,091,920      3,183,347
   Accumulated deficit                                                                (316,836)      (354,951)      (809,574)
                                                                                   -----------    -----------    -----------

                                                                                     4,778,647      4,740,532      2,376,893

            Less treasury stock, at cost (3,300 shares)                                (13,200)       (13,200)       (13,200)
                                                                                   -----------    -----------    -----------

      Total shareholders' equity                                                     4,765,447      4,727,332      2,363,693
                                                                                   -----------    -----------    -----------

      Total liabilities and shareholders' equity                                   $ 6,187,156    $ 5,780,362    $ 4,075,008
                                                                                   ===========    ===========    ===========


The accompanying notes are an integral part of the financial statements.

STEARNS &  LEHMAN, INC.
STATEMENT OF OPERATIONS (UNAUDITED)
for three months ended July 31, 1997 and 1996

                                                            1997           1996
Sales                                                   $ 1,908,991    $ 1,340,638
Cost of sales                                             1,440,283      1,011,355
                                                        -----------    -----------

      Gross profit                                          468,708        329,283

Selling, general and administrative expenses                428,150        361,255
                                                        -----------    -----------

Income (loss) from operations                                40,558        (31,972)
                                                        -----------    -----------

Other income (expense), net:
   Interest expense                                          (1,087)       (19,696)
   Interest income                                           12,073
   Other, net                                                (2,499)          (683)
                                                        -----------    -----------

                                                              8,487        (20,379)
                                                        -----------    -----------

Net income (loss) before income tax (benefit) expense        49,045        (52,351)

   Income tax (benefit) expense:
      Current                                                   400
      Deferred                                               10,530
                                                        -----------    -----------

      Total income tax (benefit) expense                     10,930              0
                                                        -----------    -----------

   Net income (loss)                                    $    38,115    ($   52,351)
                                                        ===========    ===========

Earnings (loss) per share                               $      0.01    ($     0.02)
                                                        ===========    ===========

Weighted average shares outstanding                       3,226,752      2,825,399
                                                        ===========    ===========


The accompanying notes are an integral part of the financial statements.

STEARNS & LEHMAN, INC.
STATEMENT OF SHAREHOLDERS' EQUITY (UNAUDITED)
For the year ended April 30, 1997 and the three months ended July 31, 1997

                                                                    ADDITIONAL                                   TOTAL SHARE-
                                        COMMON          COMMON       PAID-IN        ACCUMULATED     TREASURY        HOLDERS'
                                        SHARES           STOCK       CAPITAL          DEFICIT         STOCK         EQUITY

Balance at April 30, 1996              2,824,372    $     3,118    $ 3,178,099    ($  757,223)   ($   13,200)   $ 2,410,794

   Net Loss                                                                           402,272                       402,272

   Repurchase and retirement of
      common stock                           (95)                         (664)                                        (664)

   Conversion of debentures to
      common stock                        48,230             53        264,947                                      265,000

   Issuance of common stock              354,245            392      1,649,538                                    1,649,930
                                     -----------    -----------    -----------    -----------    -----------    -----------

Balance at April 30, 1997              3,226,752          3,563      5,091,920       (354,951)       (13,200)     4,727,332

   Net Income                                                                          38,115                        38,115
                                     -----------    -----------    -----------    -----------    -----------    -----------

Balance at July 31, 1997               3,226,752    $     3,563    $ 5,091,920    ($  316,836)   ($   13,200)   $ 4,765,447
                                     ===========    ===========    ===========    ===========    ===========    ===========


The accompanying notes are an integral part if the financial statements

STEARNS & LEHMAN, INC.
STATEMENT OF CASH FLOWS (UNAUDITED)
for three months ended July 31, 1997 and 1996

                                                                1997         1996
Cash flows from operating activities:
Net income (loss)                                           $  38,115    ($ 52,351)
Adjustments to reconcile net income (loss) to net cash
         provided by (used in) operating activities:
      Depreciation and amortization                            63,032       63,961
      Loss on the sale of property and equipment                1,571
      Deferred income taxes                                    10,530
      Changes in assets and liabilities:
         Trade accounts receivable                           (201,015)    (131,982)
         Inventory                                            (93,860)     (74,692)
         Prepaid expenses and other                            20,457        2,003
         Accounts payable                                     286,576      205,175
         Accrued expenses                                     (65,084)     (24,448)
                                                            ---------    ---------

      Net cash provided by (used in) operating activities      60,322      (12,334)
                                                            ---------    ---------

Cash flows from investing activities:
   Purchase of property and equipment                        (864,551)     (22,752)
   Sale of property and equipment                               1,000
   Cash surrender value of life insurance, net                (10,773)
                                                            ---------    ---------

      Net cash used in investing activities                  (874,324)     (22,752)
                                                            ---------    ---------

Cash flows from financing activities:
   Net borrowing under construction loan agreement            150,000
   Principal payments on notes payable and capital leases      (2,813)     (31,657)
   Deferred capital stock offering costs                                   (10,158)
   Net proceeds from issuance of common stock                                5,250
                                                            ---------    ---------

      Net cash provided by financing activities               147,187      (36,565)
                                                            ---------    ---------

Net increase (decrease) in cash and cash equivalents         (666,815)     (71,651)

Cash and cash equivalents, beginning of year                  730,833      123,208
                                                            ---------    ---------

         Cash and cash equivalents, end of period           $  64,018    $  51,557
                                                            =========    =========



CONTINUED

STEARNS & LEHMAN, INC.
STATEMENT OF CASH FLOWS (UNAUDITED), CONTINUED for three months ended July 31, 1997 and 1996

                                                           1997      1996

Supplemental disclosure of cash flow information:
Cash paid during the period for:
      Interest                                               $331   $ 19,352
                                                             ====   ========

Supplemental schedule of noncash financing activities:
   Conversion of line of credit to note payable                     $350,000
                                                             ====   ========


The accompanying notes are an integral part of the financial statements.

STEARNS & LEHMAN, INC.
NOTES TO THE FINANCIAL STATEMENTS (UNAUDITED)


1.  UNAUDITED INTERIM FINANCIAL STATEMENTS:

       The financial statements as of and for the three months ended July 31, 1997 and 1996 for Stearns & Lehman, Inc. (the Company) are unaudited and are presented pursuant to the rules and regulations of the Securities and Exchange Commission. Accordingly, the financial statements should be read in conjunction with the audited financial statements for the years ended April 30, 1997 and April 30, 1996. In the opinion of management, the accompanying financial statements reflect all adjustments necessary (which are of a normal recurring nature) to present fairly the financial position and results of operations and cash flows for the interim periods presented, but are not necessarily indicative of the results of operations for a full year.

2.  LINES OF CREDIT:

       On August 7, 1997, the Company modified its Construction and Business Loan Agreement with a bank for $750,000 for financing of a manufacturing and office facility. The terms of this modified agreement changed the original first payment date from August 2, 1997 to October 31, 1997. This change was made to accommodate the delay in the completion of construction of the facility. As of July 31, 1997 the Company had borrowed $150,000 against this Construction and Business Loan.

3.  MANUFACTURING AND OFFICE FACILITY:

       On November 27, 1996, the Company entered into an agreement to construct a 50,000 square foot manufacturing and office facility. As of July 31, 1997, the construction of the facility was approximately 95% complete. The facility was substantially completed as of August 16, 1997.

STEARNS & LEHMAN, INC.
NOTES TO THE FINANCIAL STATEMENTS (UNAUDITED), CONTINUED


4.  INCOME TAXES:

The components of the net deferred tax asset at July 31, 1997, April 30, 1997 and July 31, 1996 are as follows:

                                        JULY 31,    APRIL 30,     JULY 31,
                                         1997         1997          1996

Deferred tax assets:
   Net operating loss carryforwards   $ 306,869    $ 315,982     $ 430,117
   Accrued expenses                       7,842       26,782        26,600
   Other                                  1,925        1,763         1,440
   Allowance for doubtful accounts       16,918       17,480        17,421
                                      ---------    ---------     ---------
      Gross deferred tax assets         333,554      362,007       475,578

Deferred tax liabilities:
   Property and equipment               134,641      134,652       107,708
                                      ---------    ---------     ---------

      Net deferred tax asset before
         valuation allowance            198,913      277,355       367,870

Valuation allowance                    (107,471)    (125,383)     (367,870)
                                      ---------    ---------     ---------

      Net deferred tax asset          $  91,442    $ 101,972     $       0
                                      ---------    ---------     ---------

       A valuation allowance of $91,442 as of July 31, 1997 was recorded against the net deferred tax assets due to the potential uncertainty of their recoverability in future years. The valuation allowance was reduced since April 30, 1997 primarily to the utilization of net operating loss carryforwards. As of July 31, 1996, a valuation allowance had been provided against the full amount of the net deferred tax asset due to uncertainty regarding their recoverability at that time.

5.  SUPPLIER AGREEMENT:

       On September 1, 1997, the Company renewed an agreement to supply a customer with a product at specified prices. The agreement is effective September 1, 1997, with an initial term of two years, expiring on August 31, 1999.

       The agreement shall terminate at the end of the initial term if written notice to terminate

STEARNS & LEHMAN, INC.
NOTES TO THE FINANCIAL STATEMENTS (UNAUDITED), CONTINUED

       is given by either party at least sixty (60) days prior to the last day of the initial term. Otherwise, following the initial term, the agreement shall renew and continue from year to year until canceled upon thirty
       (30) days written notice by either party.

6.  ROYALTY COMMITMENTS:

       As a result of the purchase acquisition of Select Origins, Inc., the Company was required to pay royalty payment for sales of the Gran'Mere's brand name. The required payments are the greater of $35,000 or 5% of gross sales for the calendar years ended December 31, 1995 and 1996, 3% of gross sales for the calendar years 1997, 1998 and 1999 and 2% of gross sales for calendar years 2000 through 2016. Accordingly, the Company accrued $70,479 and $70,000 at April 30, 1997 and July 31, 1996,
       respectively. As of July 9, 1997, the Company reached an agreement to return the rights of the Gran'Mere's brand name to the owners for a payment of $50,000. The agreement allows the Company to continue to sell existing inventory until September 22, 1997. Management of the Company believes that the remaining accrued expense of $20,479 will be sufficient to cover the disposition of remaining inventory after September 22, 1997.

                                     PART II
                                     -------

                     INFORMATION NOT REQUIRED IN PROSPECTUS
                     --------------------------------------

ITEM 1.  INDEMNIFICATION OF DIRECTORS AND OFFICERS
         -----------------------------------------

         Ohio Revised Code Section 1701.13 authorizes indemnification of directors, officers, employees and agents of the Company; allows the advancement of costs of defending against litigation; and permits companies incorporated in Ohio to purchase insurance on behalf of directors, officers, employees and agents against liabilities whether or not under the circumstances such companies could have the power to indemnify against such liabilities under the provisions of the statute.

         The Company's Amended Code of Regulations, a copy of which is filed as
Exhibit 2(g), provides for indemnification of its officers, directors, employees and agents to the fullest extent permitted by the laws of the State of Ohio. The Company's Amended Code of Regulations will, to the fullest extent permitted by Ohio law, provide indemnification against liability of a director or officer to the Company or its shareholders for damages for breach of such director's or officer's fiduciary duties to the Company, except where a director or officer:
(a) violates criminal law, unless such person had reasonable cause to believe his conduct was lawful or had no reasonable cause to believe his conduct was unlawful; (b) a transaction from which such person derived an improper benefit; or (c) authorizes an unlawful dividend. While liability for monetary damages has been eliminated, equitable remedies such as injunctive relief or rescission remain available.

ITEM 2.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION
         -------------------------------------------

         The following table sets forth the estimated expenses to be borne by the Company in connection with the registration, issuance and distribution of the securities being registered hereby, other than commissions:

Estimated Fees and Expenses:

United States Securities and Exchange Commission Fees:          $0.00
Ohio Division of Securities Fees                                $1,000.00
Transfer Agent Fees                                             $1,000.00
Printing                                                        $2,500.00
Legal and Accounting Fees                                       $30,000.00
Escrow Agent Fees                                               $0.00

         None of the foregoing expenses of issuance and distribution will be paid by any of the holders of the presently issued and outstanding common shares of the Company which are being registered as part of this offering.

ITEM 3.      UNDERTAKINGS
             ------------

         The Company will file, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

(i) Include any prospectus required by section 10(a)(3) of the Securities Act;

(ii) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement; and notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in the volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

(iii) Include any additional or changed material information on the plan of distribution.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (the "Act"), may be permitted to directors, officers and controlling persons of the Company pursuant to the provisions set forth in Item l, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer of controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

ITEM 4.  UNREGISTERED SECURITIES ISSUED OR SOLD WITHIN ONE YEAR.
         -------------------------------------------------------

         (a) Unregistered securities issued by the Company within one year prior to the filing of this Post-Effective Amendment No. 1 to Form SB-l:

                  I. Common Shares:
                     --------------

----------------------------------------------------------------------------------------
Name of Purchaser                  Identity       Date       Amount    Price per Share
----------------------------------------------------------------------------------------
Roger W. Syler                    individual     1/27/97      3,000    $3.00
----------------------------------------------------------------------------------------
Thomas Dooley                     individual     11/25/97    12,500    $3.50
----------------------------------------------------------------------------------------
Quantum Capital Corporation       corporation    11/25/97    12,500    $3.50
----------------------------------------------------------------------------------------

----------------------------------------------------------------------------------------
Name of Purchaser                  Identity       Date       Amount    Price per Share
----------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------
Michael Patterson                 individual     11/25/97     5,844    $3.15
----------------------------------------------------------------------------------------
Frank Duval                       individual     11/25/97    10,000    $3.00
----------------------------------------------------------------------------------------
Carlos Gamez                      individual     11/25/97       148    $3.15
----------------------------------------------------------------------------------------
Nancy Vargo                       individual     11/25/97     3,011    $3.15
----------------------------------------------------------------------------------------
Thomas Daly                       individual     11/25/97     1,910    $3.15
----------------------------------------------------------------------------------------

                  II. Warrants to Purchase Common Shares:
                      -----------------------------------

----------------------------------------------------------------------------------------
Name of Warrant Holder             Identity       Date       Amount    Exercise Price
----------------------------------------------------------------------------------------
Frank E. Duval                    individual     4/28/97      5,000    $5.50
----------------------------------------------------------------------------------------
Carter F. Randolph, M.D.          individual     4/28/97      3,798    $5.50
----------------------------------------------------------------------------------------

         (b) Unregistered securities of the Company which were sold within one year prior to the filing of this Post-Effective Amendment No. 1 to Form SB-l by or for the account of any person who at the time was a director, officer, promoter or principal security holder of the Company, or was an underwriter of any securities of the Company:

                  I. Common Shares:
                     --------------

----------------------------------------------------------------------------------------
Name of Seller                     Identity       Date       Amount    Price per Share
----------------------------------------------------------------------------------------
William C. Stearns                individual     7/15/97     30,000    $4.75

                                                 9/25/97     30,000    $5.00
----------------------------------------------------------------------------------------

                  II. Warrants to Purchase Common Shares: None
                      -----------------------------------

         (c) The foregoing securities listed on this Item 4 were offered and sold in reliance on the exemption provided by Regulation D, Rule 506 and/or Section 4(2) of the Securities Act of 1933, or Rule 144, as the case may be.

ITEM 5.      INDEX TO EXHIBITS.
             ------------------

1.       UNDERWRITING AGREEMENT:  Not Applicable
         -----------------------

2.       CHARTER AND BY-LAWS
         -------------------

         (a)*     Articles of Incorporation of Sal-Wan Corp. (filed 3/14/88)

         (b)*     Certificate of Amendment (filed 1/17/90)

         (c)*     Certificate of Amendment (filed 9/4/90)

         (d)*     Certificate of Amendment (filed 3/12/92)

         (e)*     Certificate of Amendment (filed 4/30/92)

         (f)*     Certificate of Amendment (filed 5/2/94)

         (g)*     Amended Code of Regulations of Stearns & Lehman, Inc.

3.       INSTRUMENTS DEFINING THE RIGHTS OF SECURITY HOLDERS
         ---------------------------------------------------

         (see also Charter and By-Laws)

         (a)* Three Year Subordinated Convertible Redeemable Promissory Note Specimen

         (b)*     Warrant Certificate for 25,000 Shares

         (c)*     Warrant Plan, dated March 18, 1994

         (d)*     Warrant Certificate for 3,600 Shares

         (e)*     Warrant Plan, dated March 14, 1994

         (f)*     Stock Purchase Warrant No. 1, April 21, 1995, 10,000 Shares

         (g)*     Stock Purchase Warrant No. 2, April 21, 1995, 10,000 Shares

         (h)*     Stock Purchase Warrant No. 3, April 10, 1996, 5,000 Shares

         (i)*     Stock Purchase Warrant No. 4, April 10, 1996, 5,000 Shares

         (j)* Warrant Certificate (13,561 Underwriter's Warrants dated May 15, 1995)

         (k)* Warrant Certificate to Purchase Up to 44,000 Shares, effective May 4, 1992

         (l)**    Stock Purchase Warrant No. 5, April 28, 1997, 5,000 Shares

         (m)**    Stock Purchase Warrant No. 6, April 28, 1997, 3,798 Shares

         (n)** Warrant Certificate No. WA 17 (34,950 Shares Underwriter's Warrants), April 28, 1997

         (o)      Selling Shareholder Agreement

4.       SUBSCRIPTION AGREEMENT:  Not Applicable
         -----------------------

5.       VOTING TRUST AGREEMENT:  Not Applicable
         -----------------------

6.       MATERIAL CONTRACTS
         ------------------

         (See also Instruments Defining the Rights of Security Holders)

         (See also Escrow Agreements)

         (a)*     Industrial Lease, dated March 10, 1995

         (b)*     Machinery Lease Agreement, dated August 1, 1993

         (c)*     Madison Leasing Company (Equipment Lease Agreement)

         (d)*     Stearns & Lehman, Inc. 1994 Stock Option Plan

         (e)**    Description of agreement on outside directors compensation

         (f)** Description of agreement pertaining to the Company's use of William C. Stearns' airplane

         (g)** Description of agreement pertaining to a "key man" life insurance policies

         (h)* Escrow Agreement, dated October 17, 1996, by and among Stearns & Lehman, Inc., Quantum Capital Corp., dba Diversified Capital Markets and First Knox National Bank

         (i)*** Standard Form of Agreement Between Owner and Design/Builder dated December 20, 1996

         (j)*** Promissory Note and Business Loan Agreement (First Knox National Bank - $400,000) dated December 2, 1996

         (k)*** Promissory Note and Business Loan Agreement (First Knox National Bank - $750,000) dated December 2, 1996

         (l)*** Construction Loan Agreement (First Knox National Bank - $750,000) dated December 2, 1996

         (m)** Computer Software, Hardware and Consulting Services Agreement dated June 9, 1997

         (n)** License Agreement between Godiva Chocolatier, Inc. and Stearns & Lehman, Inc. dated June 30, 1997

         (o)****  Supplier Agreement dated September 1, 1997

         (p)**** Modification Agreement to Promissory Note and Business Loan Agreement (First Knox National Bank - $750,000) dated December 2, 1996

7.       MATERIAL FOREIGN PATENTS:  Not Applicable
         -------------------------

8.       PLAN OF ACQUISITION, ETC.:  Not Applicable
         --------------------------

9.       ESCROW AGREEMENTS
         -----------------

         (a)* Escrow Agreement, dated October 17, 1996, by and among Stearns & Lehman, Inc., Quantum Capital Corp., dba Diversified Capital Markets and First Knox National Bank

10.      CONSENTS
         --------

         (a) Consent of Independent Accountants (Coopers & Lybrand L.L.P.) dated November 26, 1997

11.      OPINION RE: LEGALITY
         --------------------

         (a) Opinion Letter from Vorys, Sater, Seymour and Pease, dated November 26, 1997

12.      ADDITIONAL EXHIBITS
         -------------------

         (a)* Escrow and Subordination Agreement, effective May 4, 1992, by and between Stearns & Lehman, Inc., First Knox National Bank and William C. Stearns, Sally A. Stearns and Richard S. Patton

         (b)* Form of Lock-Up Agreement, dated October 22, 1996, by and among Sally A. Stearns, William C. Stearns, Quantum Capital Corp., d/b/a Diversified Capital Markets and Stearns & Lehman, Inc.

         (c)* Plan and Agreement of Merger, dated April 29, 1994, by and among Stearns & Lehman, Inc. and Select Origins, Inc.

         (d)* Agreement With Certain Shareholders, entered into as of April 29, 1994, by and between Stearns & Lehman, Inc., Thomas H. Siplon and the additional persons listed as signatories to such Agreement

         (e)* Purchase and Sale Agreement, made January 29, 1992, between Ernie Parmentier and Select Origins, Inc.

         (f)* Escrow Agreement, effective May 2, 1994, by and between Stearns & Lehman, Inc., First-Knox National Bank and the additional persons listed as signatories to such Agreement

         (g)* Release and Settlement Agreement, dated November 15, 1994, by and among Thomas H. Siplon and Kristi L. Siplon and William Stearns and Stearns & Lehman, Inc.

         (h)* Officer's Certificate, dated June 27, 1995, by William C. Stearns, President of Stearns & Lehman, Inc.

         (i)** Mutual Release Agreement by and between Bick Goss and Bruce Saunders, Co-Trustees of the Ernie Parmentier Trust and Stearns & Lehman, Inc. dated July 9, 1997.



         *Incorporated by reference to the Company's Amendment No. 1 to Registration Statement on Form SB-1 filed with Commission on September 25, 1996 (File No. 333-4244-C).

         **Incorporated by reference to the Company's Form 10-KSB filed with Commission on August 12, 1997 (File No. 0-21879)

         ***Incorporated by reference to the Company's Form 10-QSB for the quarterly period ended January 31, 1997 filed with the Commission on March 14, 1997 (File No. 0-21879).

         ****Incorporated by reference to the Company's Form 10-QSB for the quarterly period ended July 31, 1997 filed with the Commission on September 15, 1997 (File No. 0-21879).

                                   SIGNATURES
                                   ----------

         In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form SB-1 and authorizes this Post-Effective Amendment No. 1 to Registration Statement on Form SB-1 to be signed on its behalf by the undersigned, in the City of Mansfield, State of Ohio, on November 26, 1997.

                                       STEARNS & LEHMAN, INC.


                                       By
                                           -----------------------------------
                                            William C. Stearns,
                                            President, Treasurer and Director

In accordance with the requirements of the Securities Act of 1933, this Registration Statement was signed by the following persons in the capacities indicated on November 26, 1997. Further, KNOW ALL MEN BY THESE PRESENTS, that the undersigned officer and/or director of Stearns & Lehman, Inc. hereby constitutes William C. Stearns, his or her true and lawful attorney in fact and agent, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments to the Form SB-1, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney in fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney in fact and agent or his substitute may lawfully do or cause to be done by virtue hereof.

         IN WITNESS WHEREOF, the undersigned has hereunto set his or her hand as of the 26th day of November, 1997.

    Signature                         Title
    ---------                         -----

                                      Director, Vice President and Secretary
    ----------------------
    Sally A. Stearns

                                      Chief Financial Officer
    ----------------------
    John A. Chuprinko

                                      Director
    ----------------------
    Frank E. Duval

                                      Director
    ----------------------
    Carter F. Randolph